Dated

April 6, 2007

Stock Purchase Agreement

Between

(1) THE SHAREHOLDERS IDENTIFIED ON SCHEDULE 1 HERETO

(2) MILLER & HILTON D/B/A COLMEK SYSTEMS ENGINEERING

AND

CODA OCTOPUS (US) HOLDINGS INC.

THIS STOCK PURCHASE AGREEMENT is made on April 6 , 2007

BETWEEN:

Parties

(1)
Miller & Hilton d/b/a Colmek Systems Engineering, a corporation incorporated and registered in the State of Utah with Company Number 689323-0142 and whose address is 2001 South 3480 West, Salt Lake City, Utah 84104 (“Company”); and

(2)	The shareholders identified on Schedule 9 of this Agreement (each a “Seller” and collectively the “Sellers”); and

(3)	Coda Octopus (US) Holdings, Inc a Delaware corporation having its headquarters at 164 West 25th Street, 6th Floor, New York, NY10001 (“Buyer”)

RECITALS

WHEREAS:

(A)	The Company is a corporation validly existing and in good standing under the laws of the State of Utah, USA; and

(B)	The Sellers as of Closing Date (as is hereinafter defined) will own all the issued and outstanding capital stock of the Company; and

(C)
The Sellers wish to sell all of the issued and outstanding capital stock of the Company (including, without limitation, all stock which was issued pursuant to the 2004 Stock Option Plan) and, in reliance upon, inter alia, the representations, warranties and undertakings set out in this Agreement, the Buyer wishing to become the sole shareholder of the Company has agreed to purchase the entire issued and outstanding capital stock of the Company for the consideration set forth in this Agreement and upon the terms set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual representations and warranties and agreements hereinafter set forth and other good and valuable consideration, and upon the terms and subject to the conditions hereinafter set forth, the parties agree as follows:

SECTION 1: INTERPRETATION

1.1. The definitions and rules of interpretation in this Section apply in this Agreement.

“Agreement” means this stock purchase Agreement including the Schedules and all Exhibits in the agreed form and incorporated herein by reference.

“Business” means the business activities of the Company at Closing and which encompass services for the design and manufacture, installation and other support services of engineering solutions by utilising the application of electronic, software and mechanical expertise and skills entailing small-batch manufacture of primarily electronic equipment and sub-assemblies and which is developed on a bespoke basis and whose client base is mainly in the commercial and government sectors, including defense and security

“Business Day” means a day other than a Saturday or Sunday or a public holiday in the State of Utah.

“Buyer’s Disclosure Schedule” means the Schedules delivered to Seller containing exceptions to the Buyer representations and warranties Schedule 7 and paragraph 7 of Schedule 2.

“Buyer’s Warranties” means those warranties given by Buyer to the Sellers and set forth in Section 7 and Schedule 7 and “Buyer Warranty” means any of them.

“Cash Consideration” means that part of the Purchase Price set out in 4.1(a) and which is allocated to each of the Sellers in accordance with Schedule 9 (Apportionment of Purchase Price).

“Closing” means Closing of the sale and purchase of the Shares in accordance with this Agreement;

“Closing Agenda” means the agenda set forth in Schedule 4.

“Closing Date” has the meaning set out in Section 6 hereof.

“Closing Documents” means this Agreement and all the other documents and instruments to be delivered pursuant to this Agreement

“Code” means the Internal Revenue Code of 1986 as amended and the rules and regulations promulgated thereunder.

“C.O.G.” means Coda Octopus Group Inc, a Delaware corporation which has its principal offices at 164 West 25th Street, 6th Floor, New York, NY10001and the issuer of the Consideration Shares.

“Company Accountants” means Stewart and Christiansen at 455 East 500 South, Suite 207, Salt Lake City, Utah 84111.

“Company” means Miller and Hilton, Inc., d/b/a Colmek Systems Engineering and being a Utah corporation of which certain particulars are set forth in Schedule 1.

“Consideration Shares” means 532,187 shares of common stock having a par value of $0.001 each in the capital of the C.O.G (as is defined below in this Section 1) to be allotted by C.O.G in accordance with Section 4.1(c) and the provisions of Section 13 hereof and which are to be issued as part of the consideration for the Shares.

“Convertible Promissory Note” means the convertible promissory notes issued by Buyer to each of the Unaccredited Sellers in a form agreed to by the parties and secured by each such Unaccredited Seller’s Shares pursuant to the terms of the Pledge Agreement.

“Deep Sea Associates” is a Limited Liability Partnership, (an affiliate of Brent Miller), validly existing and in good standing under the laws of Utah and which is the Landlord of the Leasehold Property.

“Deferred Cash Consideration” means that part of the Purchase Price to be paid to each of the Sellers in accordance with the Apportionment of Purchase Price Schedule and pursuant to the provisions set forth in Section 4.2(b).

“Disclosed” means disclosed in such manner and with sufficient detail to enable a reasonable person entering into transactions of this type to identify the nature and scope of the matter disclosed in the Buyer’s Disclosure Schedule and the Seller’s Disclosure Schedule.

“Seller’s Disclosure Schedule” means the schedules prepared by Sellers and delivered to Buyer containing certain disclosures required pursuant to the terms of this agreement.

“Employment Agreement” means the agreement for services to be entered into between the Company and (i) Mr. Brent Miller and (ii) Mr. Scott DeBo.

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

“Exhibits” means the Exhibits in the agreed form and so marked and attached to this Agreement and which are incorporated by reference herein and made a part hereof.

“Financial Statement Date” means in relation to any Fiscal Year of the Company, the last day of that Fiscal Year of the Company.

“Financial Statements” means the financial statements of the Company ended on the Financial Statement Date (including balance sheet, income statement and statement of cash flows).

“Fiscal Year” means the financial period of the Company commencing on 1st November and ending on October 31st.

“Group” means in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a Group is a member of the Group. Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

“Intellectual Property Rights” means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, database rights, trade secrets, licenses, internet domain names, information and proprietary rights and know-how and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted and the right to sue for past infringements of any of the foregoing rights.

“Key Employees” means Mr. Scott DeBo

“Knowledge” means the actual knowledge of the relevant party after reasonable inquiry.

“Lease Agreement” means the agreement for the Leasehold Property between the Company and Deep Seas Associates dated 2nd April 2006 and which is appended hereto and marked Exhibit 1.1.

“Leasehold Property” means all the buildings and land (more precisely identified in the Lease Agreement) and which is located in the County of Salt Lake City, in the State of Utah and commonly known as Building at 2001 South 3480 West Salt Lake City, Utah (more fully described in the Lease Agreement).

“Material Adverse Change” means any circumstance, change in or effect on the business or assets of the Company that individually or in the aggregate with any other circumstances, changes in, or effects on the business or assets of the Company, taken as a whole would materially adversely affect the ability of the Buyer to operate or conduct the business in which it is currently operated or conducted by the Company.

“New Leasehold Agreement” means a Lease agreement for the Leasehold Property between the Company and Deep Seas Associates which is to be entered into as a condition of this Agreement in substantially the form attached hereto as Exhibit 1.1(a).

“Parties” means the Sellers and the Buyer collectively; and “the Party” shall mean individually any of these Parties as the context requires.

“Permitted Encumbrances” means (a) liens for taxes or assessments not at the time due and (b) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and material men’s and similar liens, if the obligations secured by such liens are not then delinquent.

“Pledge Agreement” means the agreement for the security interest to be granted in favor of the Sellers and the Unaccredited Sellers (the terms of sale and purchase for the latter being governed by the Unaccredited Stock Purchase Agreements) in respect of the Deferred Cash Consideration and the Unccredited Sellers Convertible Promissory Note as is defined in the Unaccredited Stock Purchase Agreements.

“Principal Sellers” means Brent Miller and Scott DeBo.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.

“Promissory Notes” means the secured Promissory Notes issued by Buyer to each of the Sellers in the agreed form constituted and subject to the terms of the Pledge Agreement.

“Properties” means all items of personal and mixed, tangible and intangible property (excluding Intellectual Property Rights), rights and assets of the Company and “Property” means any of them and includes every part of each of them and Schedule 10 shortly describes all such properties having an original or replacement cost or value of greater than $2,500.

“Purchase Price” means the Cash Consideration, the Deferred Cash Consideration and the Consideration Shares payable as set forth in Section 4.1.

“Regulatory Authorities” means, collectively, all federal and state regulatory agencies having jurisdiction over the Parties and their respective affiliates.

“Shares” means all the issued and outstanding shares in the Company, including those issued pursuant to the 2004 Stock Option Plan, and comprising those set forth in Schedule 1 hereto.

“Share Receiving Sellers” means Mr. Brent Miller, Mr. Craig Adamson, Mr. James Adamson, Mr. Scott DeBo and who shall each receive the number of Consideration Shares shown in the Apportionment of Purchase Price Schedule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers Accounts” means the account of each of the Sellers designated in Schedule 9 hereto and which all payments due to each of the Sellers shall be made into by the Buyer.

“Sellers’ Warranties” means the warranties given to the Buyer by the Principal Sellers and which are set forth in Section 7 and Schedule 5 hereof and “Sellers’ Warranty” means any of them.

“Subsidiary” in relation to a company (the holding company), any other company in which the holding company (or a person acting on its behalf) directly or indirectly holds or controls either: (a) a majority of the voting rights exercisable at general meetings of the company; or (b) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of the company; and any company which is a Subsidiary of another company is also a Subsidiary of that company’s holding company. Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time.

“Tax Claim”: means any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Regulatory Authority.

“Tax Return” means any and all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.

“Taxes” means any federal, state, county, local, foreign or other tax, charge, imposition or other levy (including interest or penalties thereon) including without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, any taxes or fees related to unclaimed property, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

“Transaction”: means the transaction contemplated by this Agreement or any part of that transaction.

“Unaccredited Sellers” means Mr. Jason Martin, Mr. Lynn Thomas, Mr. Robert Weaver and Mr. Jim Decker and for which the sale and purchase of each of their minority holdings in the Company are governed by the Unaccredited Stock Purchase Agreement.

“Unaccredited Stock Purchase Agreements” shall mean the stock purchase agreements entered into between Buyer and each of the Unaccredited Sellers of even date for the purchase of such Unaccredited Seller’s Shares.

1.2.	Section and Schedule headings do not affect the interpretation of this Agreement.

1.3.	A person includes a corporate or unincorporated body.

1.4.	Words in the singular include the plural and in the plural include the singular, except where the context would indicate otherwise.

1.5.	A reference to one gender includes a reference to the other gender.

1.6.
A reference to a law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.7.	Writing or written includes faxes but not e-mail.

1.8.	Documents in agreed form are documents in the form agreed by the Parties to this Agreement and initialed by them for identification.

SECTION 2: CONDITIONS

2.1.	Closing of this Agreement is subject to the Conditions in Schedule 2 being satisfied up to and including the Closing Date or waived by the date and time provided in Section 2.4; and

2.2.
If any of the Conditions have not been satisfied or waived by the date and time provided in Section 2.1 and Section 2.4, this Agreement shall cease to have effect immediately after that time on that date except for the provisions mentioned in Section 2.3.

2.3.	These provisions shall survive any termination under 2.2:

(a)	Section 1 (Interpretation);

(b)	Section 2 (Conditions);

(c)	Section 17 (Confidentiality and announcements);

(d)	Section 20 (Whole agreement);

(e)	Section 21 (Variation and waiver);

(f)	Section 22 (Costs);

(g)	Section 23 (Notice); and

(h)	Section 27 (Governing law and jurisdiction).

2.4.
The Sellers and the Buyer shall use all commercially reasonable endeavors so far as lies within their respective powers to procure that the Conditions are satisfied as soon as practicable and in any event no later than Close of Business:

(a)	December 15, 2006; or

(b)	such later time and date as may be agreed in writing by the Seller and Buyer.

2.5
The Buyer and the Sellers shall co-operate fully in all commercially reasonable actions necessary to procure the satisfaction of the Conditions, including, but not limited to, the provision by all Parties of all information reasonably necessary to make any notification or filing (that the Buyer reasonable deems to be necessary) or as requested by any relevant authority, and keeping all Parties informed of the progress of any notification or filing and providing such assistance as may reasonably be required.

SECTION 3: SALE AND PURCHASE OF SHARES

3.1.	On the terms of this Agreement the Sellers shall sell and the Buyer shall buy with effect from Closing the Shares.

3.2.	Each Seller represents and warrants that he:

(a)	has the right to sell the Shares on the terms set out in this Agreement;

(b)	shall deliver full legal and beneficial title to the Shares; and

(c)	sells the Shares free from all Encumbrances other than Permitted Encumbrances.

3.3.
Each Seller waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on him under the articles of incorporation (including any articles of amendment) of the Company or otherwise and shall procure (and produce as part of the Closing Documents) the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this Agreement.

3.4.
The Principal Sellers represent and warrant that (i) there is no right to require the Company to issue any share capital and no Encumbrance affecting any unissued shares or debentures or other unissued securities of the Company, and (ii) there is no commitment which has been given to create an Encumbrance affecting any unissued shares or debentures or other unissued securities of the Company, and (iii) there is no commitment of the Company to issue ay share capital and no person has claimed any rights in connection with any of those things.

3.5.	Each Seller represents and warrants that no commitment has been given to create an Encumbrance affecting his Shares.

3.6.	Each of the Seller’s representations and warranties under this Section 3 are made severally and not jointly.

3.7.
The Shares are sold with all rights that attach, or may in the future attach, to them (including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement).

3.8.	The Buyer is not obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

SECTION 4: CONSIDERATION

4.1.	The Purchase Price for the Shares:

(a)
Seven Hundred and Forty Thousand (740,000) United States Dollars at Closing Date in cleared funds in each of the Sellers’ Accounts and payment made in accordance with this Section shall constitute a valid discharge of the Buyer’s obligations under this Section 4.2;

(b)
Six Hundred and Forty Seven Thousand Five Hundred (647,500) United States Dollars which shall be payable in full 12 months from the Closing Date pursuant to the terms of the Promissory Note and secured against the Shares pursuant to the terms of a Pledge Agreement in substantially the same form as is set forth in Exhibit 4.1(b) (Pledge Agreement);

(c)	The allotment and issue the Consideration Shares to the Share Receiving Sellers at Closing Date in such amounts set forth on the Apportionment of Purchase Price Schedule; and

4.2.
Until the Deferred Cash Consideration is satisfied in full, the Buyer shall issue to each Seller a Promissory Note for the Deferred Cash Consideration and grant a security interest in or over the Shares in favor of the Sellers to secure the Deferred Cash Consideration on terms and conditions substantially similar to those set out in the Pledge Agreement.

4.3.
The Buyer shall procure or cause that the Consideration Shares to be allotted and issued to the Share Receiving Sellers or their nominees on Closing Date. The Share Receiving Sellers agree and acknowledge that Consideration Shares to be allotted and issued pursuant to Section 4.1 (c) shall be subject to the restrictions on transfer set forth in Section 13.

SECTION 5: CASH CONSIDERATION CONDITIONS

5.1.	The assumption on which the Cash Consideration is based is that at Closing Date the Company shall have Cash equal or greater than US$200,000 (“Closing Cash Consideration Condition”).

5.2.
The Closing Cash Consideration Condition shall be ascertained from the Company’s Bank Account at Closing Date and the Sellers shall at Closing Date produce a bank statement showing the closing cash balance.

5.3.	In the event that the Closing Cash Consideration Condition is not satisfied at Closing, the Cash Consideration shall be adjusted on a dollar-for-dollar basis.

SECTION 6: CLOSING

6.1.	Closing shall take place on the Closing Date:

(a)	at the offices of Seller’s lawyers; or

(b)	at any other place agreed in writing by the Seller and the Buyer.

6.2.
Closing Date means December 15, 2006 but, if the Conditions in Schedule 2 have not been satisfied or waived in accordance with Section 2 on or before that date, then (a) the second Business Day after they are all satisfied or waived; or (b) any other date agreed in writing by the Sellers and the Buyer.

6.3.
The Sellers undertake to the Buyer that the business of the Company shall be conducted in the manner provided for in Schedule 3 from the date of this Agreement until Closing and gives the Buyer the undertakings set out in that Schedule.

6.4.	At Closing the Sellers shall:

(a)	transfer the Shares in such form as is necessary for the Buyer to establish legal ownership in accordance with the applicable laws of the United States including federal and state law;

(b)
deliver a certified copy of the resolution adopted by the Board of the Company authorizing the Transaction and the execution and delivery by the officers specified in the resolution of this Agreement, any documents necessary to transfer the Shares in accordance with Section 6.4(a) and any other documents referred to in this Agreement;

(c)	deliver all other documents and instruments (in their proper form) identified in the Closing Agenda as documents to be delivered by the Seller at Closing; and

(d)	procure that a Board meeting and a Shareholder meeting of the Company is held at which the business identified for that meeting in the Closing Agenda is conducted.

6.5.	At Closing the Buyer shall:

(a)
pay the Cash Consideration in clear funds into each of Sellers Account by wire transfer or other immediately available funds. Payment made in accordance with this Section shall constitute a valid discharge of the Buyer’s obligations with respect to the Cash Consideration;

(b)
deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorizing the Transaction and the execution and delivery by the officers specified in the resolution of this Agreement, and any other documents referred to in this Agreement as being required to be delivered by it;

(c)	cause the allotment and issue of the Consideration Shares to each of the Share Receiving Sellers;

(d)	deliver each Promissory Note to each of the Sellers; and

(e)	deliver all other documents and instruments (in their proper form) identified in the Closing Agenda as documents to be delivered by the Buyer at Closing.

6.6.
If, on or before December 15, 2006, the Sellers or the Buyer do not comply with Section 6.4. or 6.5, respectively, in any material respect then the Buyer or the Sellers may, without prejudice to any other rights it has:

(a)	proceed to Closing; or

(b)	defer Closing to a date no more than 28 days after the date on which Closing would otherwise have taken place; or

(c)	rescind this Agreement.

6.7.
The Parties may defer Closing under Section 6.6 only once, but otherwise Section 6.6 applies to a Closing deferred under that Section as it applies to a Closing that has not been deferred. Notwithstanding anything to the contrary contained in this Agreement, if the Closing has not occurred on or before January 12, 2007, then either party may terminate this Agreement and all obligations of the parties hereunder shall terminate and be of no further force and effect; provided, however, the failure to close on or before such date is no a direct result of the intentional misconduct of the terminating party.

6.8.
As soon as practicable after Closing, the Seller shall send to the Buyer (at the Buyer’s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company, not otherwise required to be delivered at Closing under this Agreement, which are not kept at the Leasehold Property.

SECTION 7: REPRESENTATIONS AND WARRANTIES

7.1.	The Buyer enters into this Agreement on the basis of, and in reliance on, the Sellers Warranties set out in this Agreement and Schedule 5.

7.2.	The Sellers enter into this Agreement on the basis of, and in reliance on, the Buyer’s Warranties set out in this Agreement.

7.3.
Each Seller warrants and represents to the Buyer that each Seller Warranty made by such Seller is true and not misleading on the date of this Agreement except as Disclosed in the Seller Disclosure Schedules and the Buyer warrants and represents to the Sellers that each Buyer Warranty is true and not misleading on the date of this Agreement except as Disclosed.

7.4.
The Sellers Warranties and the Buyer Warranties are deemed to be repeated at Closing and any reference made to the date of this Agreement (whether express or implied) in relation to any Seller Warranty or Buyer Warranty shall be construed, in relation to any such repetition, as a reference to Closing.

7.5.
The Sellers shall ensure that the they and the Company, do not do or omit to do anything which would, at any time before or at Closing, be materially inconsistent with any of the Sellers Warranties, breach any Sellers’ Warranty or make any Sellers’ Warranty untrue or misleading.

7.6.
The Buyer shall ensure that the Buyer does not do or omit to do anything which would, at any time before or at Closing, be materially inconsistent with any of the Buyer Warranties, breach any Buyer Warranty or make any Buyer Warranty untrue or misleading.

7.7.	Buyer and Seller are entitled to amend and revise the Buyer Disclosure Schedules and Seller Disclosure Schedules, respectively, prior to Closing.

7.8.
If at any time before or at Closing the Buyer or Seller becomes aware that a Sellers’ Warranty or a Buyer’s Warranty, respectively, has been breached, is untrue or is misleading, or has a reasonable expectation that any of those things might occur, it must immediately:

(a)	notify the other party in sufficient detail to enable the such party to make an accurate assessment of the situation; and

(b)	if requested by such other party, use its best endeavors to prevent or remedy the notified occurrence.

7.9.
If at any time before or at Closing it becomes apparent that (i) a Sellers’ Warranty has been breached, is untrue or misleading (ii) Buyer is dissatisfied with the final form of Sellers Disclosure Schedules, or (iii) that the Sellers have breached any term of this Agreement that in any case is, in Buyer’s discretion, material to the sale of the Shares, the Buyer may:

(a)	rescind this Agreement by notice to the Sellers; or

(b)	waive such breached, untruthful or misleading Sellers’ Warranty and proceed to Closing.

7.10
If at any time before or at Closing it becomes apparent that (i) a Buyer Warranty has been breached, is untrue or misleading, (ii) Seller is dissatisfied with the final form of Buyer’s Disclosure Schedules, or (iii) that the Buyer has breached any term of this Agreement that in any case is, in Sellers’ discretion, material to the repayment of the Promissory Note or value of the Consideration Shares, the Sellers may:

(a)	rescind this Agreement by notice to the Buyer; or

(b)	waive such breached, untruthful or misleading Buyer Warranty and proceed to Closing.

7.11
Each of the Seller’s Warranties and Buyers Warranties is separate and, unless specifically provided, is not limited by reference to any other Seller’s Warranty or Buyer Warranty or anything in this Agreement.

SECTION 8: INDEMNIFICATION

8.1.
From and after the Closing, the Buyer and the Sellers (in such capacity, an “Indemnitor”) shall, subject to the limitations hereof, reimburse, indemnify and hold harmless each other party (in such capacity, an “Indemnitee”) and their respective officers, directors, employees, agents, representatives, and successors and assigns from and against and in respect of any and all reasonably incurred out-of-pocket damages, losses, deficiencies, liabilities, claims, demands, charges, costs and expenses of every nature and character whatsoever, including, without limitation, reasonable attorneys’ fees and costs (collectively, the “Losses”) that result from, relate to or arise out of:

(a)	any misrepresentation or breach of Warranty (Sellers or Buyers Warranty) of the Indemnitor in this Agreement; and

(b)
unless otherwise unconditionally waived by the Indemnitee in accordance with the provisions set forth in this Agreement, the failure of the Indemnitor to perform any agreement or covenant on its part required to be performed on or after the Closing Date.

8.2.
Subject always to the provisions of Section 8.4, the sum of all Losses (except where such Losses arise from indemnification arising under Section 17.3 (Taxes) of Schedule 5) incurred by the Indemnitee in the aggregate must exceed $10,000 before such Party shall be entitled to indemnification hereunder; provided, however, once such Losses exceed $10,000, such party shall be entitled to indemnification for all Losses provided further that, except as provided in Section 19.3, the total liability of Indemnitor for such losses shall not exceed an amount equal to the sum of the Cash Consideration, Deferred Consideration, and the Consideration Shares; provided, however, that in no event shall the total liability of any individual Seller Indemnitor for such losses exceed that portion of the Purchase Price actually received by such Seller in cash or shares of C.O.G. (whether received from the Cash Consideration, Deferred Consideration or the Consideration Share). Seller Indemnitors’ liability for any Losses shall be recovered first by cancellation of the Consideration Shares, second by a Set-Off if such Set-Off is permitted under Section 8.5, and last from the Indemnitors. For purposes of this Section 8.2, only, the Consideration Shares shall be deemed to have a value of the greater of (i) $1.00 and (ii) the average trading price over the ten-day period immediately preceding the date that the indemnification payment obligation becomes due and payable to Indemnitee as reported by the Pink Sheets or other exchange on which shares of C.O.G. common stock are trading.

8.3.
All of the representations and warranties of the Parties contained herein shall expire 12 months after the Closing Date, except for the representations and warranties set out in Sections 3.2 through to 3.6, inclusive, (Sale and Purchase of Shares) and paragraph 5 of Schedule 5 (“Capitalization Warranties), which shall survive indefinitely and Section 12 (Tax Undertakings) and paragraph 17 of Schedule 5 (Taxes), which shall survive until the applicable statute of limitations has expired. Accordingly, no Indemnitor shall have any liability or indemnification pursuant to this Agreement in respect of claims asserted against it after the foregoing indemnification periods have expired.

8.4.
The Indemnitee shall notify the Indemnitor promptly after becoming aware of, and shall provide to the Indemnitor as soon as practicable thereafter all information and documentation reasonably necessary to support and verify any Losses that the Indemnitee shall have determined to have suffered or incurred or may suffer or incur under a claim for indemnification hereunder. Indemnitor shall either accept or reject Indemnitee’s assertion of Losses in writing within 30 business days of receipt of Indemnitee’s notice. In the event Indemnitor does not accept or reject the assertion of Losses within such 30-business day period then Indemnitor shall be deemed to have accepted Indemnitee’s assertion of Losses. Notwithstanding the foregoing, the failure to so notify the Indemnitor shall not relieve the Indemnitor of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnitor demonstrates that it is prejudiced by the Indemnitee’s failure to give such notice. The obligations of an Indemnitor will not apply to any claim for indemnification by an Indemnitee of which the Indemnitor does not receive notice prior to the end of the applicable survival period as described in Section 8.3.

8.5
Set-Off Rights. In addition to such other rights, powers and remedies that Buyer may have under law or at equity, Buyer shall be entitled to set-off any amounts owed by Buyer to Sellers under this Agreement or any other agreements entered into between Buyer and Sellers including the Promissory Notes,, against any amounts owed by Sellers to a Buyer as an Indemnitee, provided Buyer has (i) provided notice to Sellers of the Losses in accordance with Section 8.4 above and Seller has acknowledged and accepted the Losses in writing (or failed to respond in writing in the designated time period), or (ii) Buyer has been awarded such Losses by a court of competent jurisdiction. Buyer shall not otherwise be entitled to set off any amounts under the Promissory Notes for any reason.

8.6	Procedure for Indemnification - Third Party Claims.

(a)    Upon receipt by an Indemnitee of notice of the commencement of any Proceeding by a third party that is not an affiliate or a member of Indemnitee’s Group (a “Third Party Claim”) against it or a written threat, such Indemnitee shall, if a claim is to be made against an Indemnitor under this Section 8, give notice to the Indemnitor of the commencement of such Third Party Claim as soon as practicable, but in no event later than ten (10) days after the Indemnitee shall have been served or received such written threat, but the failure to so notify the Indemnitor shall not relieve the Indemnitor of any Liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnitee’s failure to give such notice.

(b)    If a Third Party Claim is brought or threatened against an Indemnitee and it gives proper notice to the Indemnitor of the commencement of such Third Party Claim, the Indemnitor will be entitled to control the defense and settlement of such Third Party Claim (unless the Indemnitor fails to provide reasonable assurance to the Indemnitee of the Indemnitor’s financial capacity to defend such Third Party Claim and provide indemnification in accordance with this Section 7 with respect to such Third Party Claim) and, to the extent that it elects to assume the control of the defense and settlement of such Third Party Claim with counsel satisfactory to the Indemnitee (who shall not unreasonably withhold or delay confirmation that it is satisfied with such counsel) and provides notice to the Indemnitor of its election to assume the defense and control of such Third Party Claim, the Indemnitor shall not, as long as it legitimately conducts such defense or settlement, be liable to the Indemnitee under this Section 8 for any fees of other counsel or any other expenses with respect to the defense or settlement of such Third Party Claim, in each case subsequently incurred by the Indemnitee in connection with the defense or settlement of such Third Party Claim, other than reasonable costs of investigation.

If the Indemnitor assumes control of the defense and settlement of a Third Party Claim, (i) it shall be conclusively established for purposes of this Agreement that the claims made in such Third Party Claim are within the scope of and subject to indemnification; (ii) no compromise, discharge or settlement of, or admission of Liability in connection with, any claims and binding on the Indemnitee may be effected by the Indemnitor without the Indemnified Party’s written consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief or settlement provided is monetary damages or payments that are paid in full by the Indemnitor, (iii) the Indemnitee shall have no Liability with respect to any compromise or settlement of such claims effected without its written consent, and (iv) the Indemnitee shall cooperate in all reasonable respects with the Indemnitor in connection with such defense, and shall have the right to participate, at the Indemnitee’s sole expense, in such defense and settlement, with counsel selected by it. If proper notice is given to an Indemnitor of the commencement of any Third Party Claim and the Indemnitor does not, within ten (10) days after the Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume control of the defense and settlement of such Third Party Claim, the Indemnitor shall be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnitee, provided that the Indemnitor acts reasonably and in good faith. The Indemnitee must mitigate damages and liability with respect to Third Party Claims. The Indemnitor does not guarantee settlement and has no obligation to settle.

8.7.1.
No liability shall arise to the extent that it relates to matters Disclosed by either of the Parties in the Disclosure Schedule or any matter specifically and fully provided for in the Financial Statements (including the notes thereto) or matters disclosed by the Buyer in the Buyer’s Disclosure Schedule.

8.8
EXCEPT IN THE CASE OF WILLFUL MISCONDUCT OR FRAUD, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES.

8.9
Except in the case of willful misconduct or fraud, notwithstanding anything to the contrary herein, indemnification pursuant to this Section 8 shall constitute the sole and exclusive remedy of Buyer, Sellers and C.O.G. under this Agreement and the certificates, documents and instruments delivered in connection herewith. Except in the case of fraud, except for the remedies referred to in the foregoing sentence, each party hereby waives, to the fullest extent permitted under applicable law, any and all remedies it may have against the others or any affiliates relating to the subject matter of this Agreement, whether arising under or based upon any foreign, Federal, state, regional or local statute, ordinance, judgment, ruling or regulations, or arising under or based upon common law or otherwise. Except for any set-off rights that may exist pursuant to Section 8.5, this section does not excuse full and timely payment of the Purchase Price

SECTION 9: TAX CHARACTERIZATION

9.1.
Any payment made pursuant to the indemnification provisions (Section 8) or the Tax Undertakings provisions (Section 12) shall be treated by each of the parties hereto as an adjustment to the Purchase Price paid by the Buyer for the Shares for all Tax and financial accounting purposes. The Parties hereto agree to account for the transactions contemplated herein in a manner consistent with all the provisions of this Agreement when filing their respective Tax Returns and the Tax Return of the Company.

SECTION 10: LEASEHOLD PROPERTY

10.1.
The Parties agree that the sale and purchase of the Shares is conditional upon the Buyer and the Company at Closing Date being entitled to use the Leasehold Property and the Sellers shall cause or procure that a New Lease is entered into between the Company and Deep Seas Associates and appropriate waivers (in a form and substance satisfactory to the Buyer) of all past breaches of the existing Lease Agreement be given as a Closing Condition.

10.2.
The Parties agree that in the event that the Stock Purchase Agreement cannot be consummated for whatever reason, the Buyer assumes no liability to the Sellers or the Deep Seas Associates under the New Lease.

SECTION 11: EMPLOYMENT AGREEMENTS

11.1.	On Closing Mr. Brent Miller shall enter into the Employment Agreement with the Company in a substantially the form attached hereto as Exhibit 11.1.

11.2.
In consideration for the grant of the option in the C.O.G. shares specified in the Option Agreements set out in Schedule 11.2(a) on Closing Mr. Scott DeBo shall enter into the Employment Agreement with the Company in substantially in the form attached hereto as Exhibit 11.2(b).

11.3.
The Parties agree that in the event that the Stock Purchase Agreement cannot be consummated for whatever reason, the Buyer assumes no liability to Mr. Brent Miller or the Key Employee in connection with any of the agreements contemplated in this Section.

SECTION 12:  TAX UNDERTAKINGS

12.1.	Transfer Taxes

(a)	Any transfer taxes incurred by Sellers in connection with the sale of the capital stock of the Company to the Buyer pursuant to this Agreement shall be borne by Sellers.

(b)	The Sellers shall prepare and file, at their own expense, all necessary tax returns and other documentation with respect to all such transfer taxes.

12.2.	Liability for Taxes prior to Closing Date and filing of Tax Returns

(a)
The Sellers covenant with the Buyer to repay to the Buyer any Taxes which are due but are unpaid at Closing and for which no provision is made in the Financial Statements of the Company. Except for taxes referenced in Section 12.1, The Sellers shall not be responsible for any taxes due after Closing.

(b)
To the extent that any corporation tax returns of the Company have not been filed when due prior to the Closing (“Pre-Closing Tax Returns”), the Sellers shall have caused such tax returns and any assessments due to be filed and paid to the Regulatory Authorities before Closing. If the Pre-Closing Tax Returns have not been filed prior to the Closing, the Buyer shall procure that the Company, at the Sellers’ cost and expense, afford such access to its books, accounts and records as is necessary and reasonable to enable the Sellers or their duly authorized agent to prepare the Pre-Closing Tax Returns of the Company and conduct matters relating to them in accordance with this Section 12. Sellers shall be responsible for any late filing penalties incurred as a result of filing Pre-Closing Tax Returns after the Closing.

SECTION 13: RESTRICTIONS ON TRANSFER

13.1.
Each of the Consideration Shares shall rank pari passu with the existing common stock of $0.001 par value each in the capital of C.O.G including the right to receive all dividends declared made or paid after Closing (save that they shall not rank for any dividend or other distribution of C.O.G declared made or paid by reference to a record date before Closing Date).

13.2	Each of the acknowledgements, agreements, representations and warranties made by Shares Receiving Sellers under this Section 13 are made severally and not jointly.

13.3
Each of the Shares Receiving Sellers (i) understands and acknowledges that the Consideration Shares have not been registered under the Securities Act, or under any state securities laws, and are being exchanged in reliance upon federal and state exemptions for transactions not involving a public offering, (ii) is acquiring the Consideration Shares solely for his own account for investment purposes, and not with a view towards the resale or distribution thereof or with any present intention of offering or selling any of the Consideration Shares in a transaction that would violate the Securities Act or the securities laws of Utah or any other state of the United States or any other applicable jurisdiction, (iii) is an “accredited investor”, as such term is defined under Rule 501(a) of the Securities Act or is a sophisticated investor with such knowledge and experience in business and financial matters to evaluate the merits and risks inherent in holding the Consideration Shares, (iv) has received certain information concerning the Buyer (specifically those subject to the confidentiality agreement between the Parties dated October 24, 2006 and has had the opportunity to obtain such financial and additional information and ask such questions of representatives of the Buyer as desired in order to evaluate the merits and the risks inherent in holding the Consideration Shares bearing in mind that the Issuer’s shares are traded on the Pink Sheets, and to verify the accuracy of any information that is provided to the Sellers pursuant to this Section 13, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Consideration Shares which have not been registered under the Securities Act.

13.4.
Each of the Shares Receiving Sellers acknowledges and agrees that they will not, upon receipt of the Consideration Shares to be received by him in exchange for the Shares held by him, offer, sell, pledge or otherwise transfer or dispose of any of the Consideration Shares except (i) as permitted by, and in accordance with, an exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Buyer so requests) or (ii) pursuant to an effective registration statement under the Securities Act, and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. The Seller understands that the registrar and transfer agent will not be required to accept for registration of transfer any of the Consideration Shares except upon presentation of evidence reasonably satisfactory to the Buyer that the foregoing restrictions on transfer have been complied with.

13.5.
Each of the Shares Receiving Sellers acknowledges and agrees that the Buyer may issue stop transfer instructions to its registrar and transfer agent with respect to the Consideration Shares to be received by him in exchange for the Shares in the event that he attempts to transfer such shares in violation of this Agreement and that a restrictive legend will be placed on the certificates delivered to him evidencing the Consideration Shares in substantially the following form:

“This certificate and the shares represented hereby have been issued pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a registration statement in effect at the time or unless the proposed sale or disposition can be made without registration in reliance upon an exemption from the registration requirements promulgated under the Securities Act.”

13.6.
Each of the Shares Receiving Sellers acknowledges that, except as otherwise provided in Section 14 of this Agreement, the Buyer is under no obligation to register the sale, transfer, pledge or other disposition of the Consideration Shares to be received by him or to take any exemption from registration available.

13.7.
Each of the Shares Receiving Sellers hereby severally and not jointly covenants to the Buyer that he will not transfer, sell, assign, pledge, hypothecate or otherwise dispose of or encumber any of the Consideration Shares in violation of U.S securities laws.

SECTION 14: REGISTRATION RIGHTS FOR THE CONSIDERATION SHARES

14.1.
The Buyer shall procure that C.O.G shall file a registration statement with the Commission on Form SB-2 or on such other form as is available on or around, but no later than, one hundred and thirty-five (135) days after the Closing Date. The Buyer shall cause the C.O.G to use its commercially reasonable best efforts to promptly respond to any Commission comments or questions regarding the Registration Statement and cause such Registration Statement to go effective as soon thereafter as reasonably practicable, but in any event on or before June 21, 2007 (the “Registration Deadline”). In the event C.O.G. does not meet the Registration Deadline, Buyer shall cause C.O.G to pay to Sellers $7,500 for each thirty (30) day period that elapses (each a “Penalty Payment”). The first three Penalty Payments shall be payable in the form of 7,500 shares of C.O.G.’s common stock. All subsequent Penalty Payment shall be payable cash or other immediately available funds. . A Penalty Payment shall be due and payable on or before the fifth business day following each such thirty-day period. In no event shall C.O.G. be required to make more than eighteen (18) penalty payments.

SECTION 15: LOAN ACCOUNTS AND GUARANTEES

15.1.	Except as Disclosed on the Seller Disclosure Schedules, the Sellers shall procure that on Closing Date:

(a)	all indebtedness due from the Sellers to the Company is satisfied in full;

(b)	all indebtedness due from any officer of the Company is satisfied in full;

(c)	all indebtedness due from the Company to any officer of the Company is satisfied in full.

(d)	all indebtedness due from any of the Company to the Sellers is satisfied in full.

15.2.
All guarantees (with the exception of guarantees given by the Company in connection with the sale of its products and in the ordinary course of their businesses) are Disclosed in the Seller Disclosure Schedules.

15.3.
Except as is provided in the Disclosure Schedules and with the exception of guarantees given by the Company in connection with the sale of its products and in the ordinary course of its business, the Seller shall procure that on Closing the Company is released from all guarantees and indemnities given by it.

15.4.
The Buyer shall use reasonable endeavors to procure that as from the Closing Date the Sellers are released from any guarantees and indemnities given by him in respect of the lawful obligations of the Company and of which full particulars are contained in the Sellers Disclosure Letter and pending its release the Buyer shall indemnify the Sellers against all liabilities under those guarantees and indemnities.

SECTION 16: PENSIONS

16.1.	The pension arrangements relating to the Company are Disclosed in the Disclosure Schedule.

16.2.
Except as is Disclosed in the Disclosure Schedule, the Company does not operate or has not agreed to operate any other pension scheme for any present or past directors, employees or their dependants or other officers of the Company and the Company is not liable for any payments or benefits under any such scheme(s).

16.3.
The Sellers Disclosure Schedule contains details of the basis upon which the Company has undertaken to contribute to the Disclosed pension scheme/arrangement and no amount due by a Company under such a scheme remains unpaid at Closing Date.

16.4.
All employers’ contributions under the pension schemes are on Closing Date up to date and no amounts are due or outstanding at Closing except such amounts that are due for the month in which Closing occurs.

16.5.
Except for the retirement annuity obligation of the Company to employee Dale R. Kendall, the terms of such obligations are set forth in the Seller Disclosure Schedule, there is no other retirement annuity obligations owed or committed to by the Company.

SECTION 17: CONFIDENTIALITY AND ANNOUNCEMENTS

17.1.
The Sellers undertakes to the Buyer to keep confidential the terms of this Agreement and all information about the Buyer’s Group (as the Group is constituted immediately before Closing) and about the Company before Closing, and use the information only for the purposes contemplated by this Agreement. The Sellers each acknowledge that the terms of the confidentiality agreement signed by them and the Buyer remain in full force and effect until when such information is no longer confidential according to the terms of the said Confidentiality Agreement.

17.2
The Buyer undertakes to the Sellers to keep confidential the terms of this Agreement and all information that it has acquired about the Sellers and to use the information only for the purposes contemplated by this Agreement to the extent such terms have not been publicly disclosed.

17.3.	Neither party is required to keep confidential or to restrict its use of:

(a)	knowledge of the existence of this Agreement after Closing; or

(b)	information that is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this Agreement; or

(c)	information that the Parties agree in writing is not confidential; or

(d)
information about the other party’s Group or the Company that it finds out from a source not connected with that Group or the Company and that it has acquired free from any obligation of confidence to any other person.

17.4.	The Buyer does not have to keep confidential or restrict its use of:

(a)	information about the Company after Closing; or

(b)	information that is known to the Buyer before the date of this Agreement and that it has acquired free from any obligation of confidence to any other person.

17.5.
The Sellers do not have to keep information about the Company confidential or restrict its use of that information if the Conditions have not been satisfied or waived by the date and time provided in Section 2.

17.6.	Either Party may disclose any information that it is otherwise required to keep confidential under this Section:

(a)
to such employees, professional advisers, consultants, or officers of its Group as are reasonably necessary to advise on this Agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the other party’s written consent; or

(c)	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other terms of sale or making any other announcement); or

(d)	to the extent that the disclosure is required:

(i)	by law; or

(ii)	by a Regulatory Authority; or

(iii)	to make any filing with, or obtain any authorization from, a regulatory body, tax authority or securities exchange; or

(iv)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)
to protect the disclosing party’s interest in any legal proceedings, but at all times shall use reasonable endeavors to consult the other party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

17.7.
Each Party shall supply the other with any information about itself, its Group or this Agreement as the other may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which the requiring party is subject.

17.8.	This Section shall continue to have effect for the period of 2 years from the Closing Date.

SECTION 18: RESTRICTIONS ON SELLERS
18.1.	Each Seller severally covenants with the Buyer that he shall not:

(a)
at any time during the period of 4 years for Mr. Miller and 18 months for the Key Employees beginning with the Closing Date, carry on or be employed or engaged in any business which would be in competition with any part of the Business as the Business was carried on at the Closing Date in any geographic areas in which any business of the Company was carried on at the Closing Date; or

(b)
at any time during the period of 4 years for Mr. Miller and 18 months for the Key Employees beginning with the Closing Date, except for the benefit of the Company, deal in competition with the Company with any person who is or has agreed to become at the Closing Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company; or

(c)
at any time during the period of 4 years for Mr. Miller and 18 months for the Key Employees beginning with the Closing Date, except for the benefit of the Company canvass, solicit or otherwise seek to deal (in competition with the Company) with any person who is a customer of the Company at the Closing Date or who was at any time during the period of 12 months immediately preceding that date, a client or customer of the Company; or

(d)	at any time during the period of 4 years for Mr. Miller and 18 months for the Key Employees beginning with the Closing Date:

(i)
offer employment to, enter into a contract for the services of, or attempt to entice away from the Company any individual who is at the time of the offer or attempt, and was at the Closing Date, employed in an executive or managerial position with the Company; or

(ii)	procure or facilitate the making of any such offer or attempt by any other person; or

(e)	at any time during the period of three years beginning with the Closing Date, use in the course of any business:

(iii)	any trade or service mark, business or domain name, design or logo which, at Closing, was or had been used by the Company; or

(iv)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

(f)
at any time during a period of four years for Mr. Miller and one year for Key Employees beginning with the Closing Date, except for the benefit of the Company, solicit or entice away from the Company any supplier to the Company who had supplied goods and/or services to the Company during the 12 months immediately preceding the Closing Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company.

(g)
The covenants in Section 18 are intended for the benefit of the Buyer and the Company and apply to actions carried out by the Sellers in any capacity except for such actions taken by the Sellers which are taken solely for the benefit of the Buyer and the Company pursuant to the terms of the service agreements entered into pursuant to Section 18.

(h)
Each of the covenants in this Section 18 is a separate undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in Section 18. The Sellers each acknowledge the adequacy of the consideration provided by the Buyer for each of the covenants contained in this Section 18 and each of the covenants in Section 18 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, such Section would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

SECTION 19: ASSIGNMENT

19.1.	Except as provided otherwise, no person shall assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it.

19.2.	Each person that has rights under this Agreement is acting on its own behalf.

19.3.	The Buyer may assign its rights under this Agreement (or any document referred to in the Agreement) to a member of its Group or to any person to whom it transfers the Shares.

19.4	If there is an assignment:

(a)	the Sellers shall discharge its obligations under this Agreement to the assignor until it receives notice of the assignment;

(b)	the assignee may enforce this Agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under the Agreement;

(c)	the liability of the Sellers to any assignee cannot be greater than its liability to the Buyer; and

(d)	the Buyer shall remain the primary responsible party for all its obligations under this Agreement unless Sellers otherwise agree.

SECTION 20: WHOLE AGREEMENT

20.1.
This Agreement, and any documents referred to in it, constitute the whole Agreement between the Parties and supersede any arrangements, understanding or previous Agreement between them relating to the subject matter they cover including but not limited to the two Letters of Intent signed between the Company and the Seller on the one hand and the C.O.G on the other and dated November 18, 2004 and February 27, 2006 except for the Confidentiality Undertaking signed by each of the Sellers regarding the use of the Buyer’s disclosed information pursuant to paragraph 7 of Schedule 2.

20.2.
Each party acknowledges that in entering into this Agreement, and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement or those documents.

20.3.	Nothing in this Section operates to limit or exclude any liability for fraud.

SECTION 21: VARIATION AND WAIVER

21.1.	Any variation of this Agreement shall be in writing and signed by or on behalf of all Parties.

21.2.
Any waiver of any right under this Agreement is only effective if it is in writing, and it applies only to the person to whom the waiver is addressed and the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

21.3.	A person that waives a right in relation to one party, or takes or fails to take any action against that person does not affect its rights against any other party.

21.4.
No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or will prevent any future exercise in whole or in part thereof.

21.5.	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

21.6.	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

SECTION 22: COSTS

22.1.
Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by Buyer to the extent incurred by Buyer and the Company to the extent incurred by Company and Sellers.

SECTION 23: NOTICE

23.1.	A notice given under this Agreement:

(a)
shall be in writing in and be sent for the attention of the person, and to the address, or fax number, given in this Section (or such other address, fax number or person as the party may notify to the others in accordance with the provisions of this Section); and

(b)	shall be:

(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid post, recorded delivery or registered post; or

23.2.	The addresses for service of notice are:

(a)	SELLERS

(i)	Brent Miller, 8455 Harvard Park Drive, Sandy, UT 84094

(iii)	fax number: 801 905 2006

(iv)	with copy to: Lisa Demmons, Esq. Fabian & Clendenin P.O. Box 510210 Salt Lake City, Utah 84151

(b)
BUYER

CodaOctopus (US) Holdings Inc.
164 West 25th Street, 6th Floor, New York, NY10001
Attention: Jason Reid and Annmarie Gayle (or anyone who succeeds her or is holding the position of SVP Legal Division at that time)

23.3.	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of a fax, at the time of transmission; or

(c)	in the case of pre-paid post, recorded delivery or registered post, five business days from the date of posting; or

23.4.
To prove service it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

SECTION 24: COUNTERPARTS

24.1.	This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

SECTION 25:  SEVERANCE

25.1.
If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

25.2.
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

SECTION 26:  AGREEMENT SURVIVES CLOSING

26.1.	This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

SECTION 27:  GOVERNING LAW AND JURISDICTION

27.1.	This Agreement shall be governed by and construed in accordance with the Laws of the State of Utah.

27.2.	The Parties irrevocably agree that the courts of Utah have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock Purchase Agreement on the date first written above.

CODA OCTOPUS HOLDINGS, INC.

By:
Name: Jason Reid Title: President

MILLER AND HILTON INC, D/BA COLMEK ENGINEERING SYSTEMS

By:
Name: Scott DeBo Title: President

Brent Miller

Scott DeBo

Craig Adamson

James Adamson

C.O.G. acknowledges that Buyer was formed for, amongst other purposes, purchasing the Shares, and as an inducement to Seller to enter in to this Agreement, C.O.G. hereby agrees to guarantee the payment and performance of all of Buyer’s obligations under this Agreement and any documents, instruments, agreements and understandings related hereto. In the event of any dispute arising out of or in connection with this guaranty, the non-prevailing party shall pay the reasonable legal fees incurred by the prevailing party in connection with such suit.

CODAOCTOPUS GROUP, INC.

By:
Name: Jason Reid Title: President

Schedule 1 Particulars of the Company and directors

Name:	Miller & Hilton Inc
Trade name	Colmek Systems Engineering
Company’s registration number:	689323-0142
Address	2001 South 3480 West, Salt Lake City, Utah 84104
Authorized share capital Amount: 1000 Divided into:	1000 1000 shares of common stock having a par value of $1.00
Issued Share Capital immediately before Closing	402 shares of common stock having a par value of $1.00
Options in or over Company’s Capital Stock immediately before Closing	None
Registered shareholders:	Mr. Brent Miller Mr. Craig Adamson Mr. James Adamson Mr. Scott DeBo Mr. Jim Decker Mr. Lynn Thomas Mr. Robert Weaver Mr. Jason Martin
Beneficial owner of Sale Shares (if different):
Directors:	Mr. Brent Miller, Mr. Scott DeBo, Mr. Craig Adamson
Secretary:	Mr. Craig Adamson, 310 S Main Street Number 1330, Salt Lake City, Utah 84101

Schedule 2: Conditions

The Conditions to which the Agreement is subject are as follows:

1.	The Sellers have procured or caused the Company to pass a resolution at a shareholders’ meeting approving the sale of the Shares to Buyer.

2.	The Buyer has caused a resolution at a board meeting approving the allotment and issue of the Consideration Shares.

3.	The Buyer is satisfied that:

(a)
no objection concerning the proposed Transaction has been raised by the relevant contracting officer of the Government (responsible for administering the Federal Acquisition Regulations (“FAR”)), as amended from time to time;

(b)
the transfer of the Shares of the Company to the Buyer will not prevent the Company from conducting its business in its current form after Closing including without limitation the ability to continue as a government contractor or government sub-contractor within the meaning of the FAR as are amended from time to time and to conduct restricted or classified government work within the meaning of National Industrial Security Program.

(c)	There are no further outstanding capital stock in the Company (including pre-emption rights or option rights) and all the Shares are the subject matter of the Agreement.

(d)
The pending litigation between Thimakis on the one hand and the Company and Mr. Scott DeBo on the other (“Parties to the Litigation”) is either (i) fully and finally settled and there are no more claims arising out of or in connection with the said litigation and a legally binding settlement agreement between the Parties to the Litigation (in terms that are to the reasonable satisfaction of the Buyer) is in place, or (ii) continued with the understanding the Mr. Miller will indemnify and hold Buyer harmless from any damages that exceed $10,000 in connection with such litigation.

(e)
The security interest granted in respect of the shares evidenced by share certificate numbers 107, 108, 109, and 112 in favor of The Estate of Thomas “J” Hilton has been terminated and the collateral released and no further claims (actual or contingent) and whether arising out of or in connection with the Stock Redemption Agreement dated 9 July 2002 subsist in favor of The Estate of Thomas “J” Hilton.

(f)
The Company’s inventory (including its book inventory and perpetual records of inventory) be properly reconciled from the financial records, evaluated for obsolete and slow moving items and adjustments proposed and authorized.

4. No person:

(a)	has commenced, or threatened to commence, any proceedings or investigation for the purpose of prohibiting or otherwise challenging or interfering with the Transaction; or

(b)	has taken or threatened to take any action as a result of or in anticipation of the Transaction that would be materially inconsistent with any of the Sellers’ Warranties; or

(c)
has enacted or proposed any legislation (including any subordinate legislation) which would prohibit, materially restrict or materially delay the implementation of the Transaction or the operations of the Company or any other member of its Group.

6.	There not having occurred any Material Adverse Change in the business, operations, assets, position (financial, trading or otherwise), profits or prospects of the Company or Buyer.

7.
For the purposes of assessing the merits and risks of holding the Consideration Shares, the Sellers have received a draft Form 10-SB which the Sellers acknowledge is subject to change and have been given the opportunity to ask questions of Buyer’s management regarding the operations and financial conditions of Buyer.

8.	Buyer and Sellers shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.

9.
No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

10.	Both Buyer and Sellers are satisfied with the contents of the Sellers Disclosure Schedules and the Buyer Disclosure Schedules, respectively, as modified after signing and prior to Closing.

Schedule 3: Conduct of Company between signing and closing

1.	The Seller undertakes that the business of the Company shall be conducted in the manner provided in this Schedule from the date of this Agreement to Closing.

2.	The Company shall carry on business in the usual, regular and ordinary course of business consistent with past practices;

3.
The Company and its officers shall use its reasonable commercial efforts to preserve intact its business organization, licenses, permits, security clearances and classification obtained pursuant to its Security Agreement on DD-Form 441 (or its equivalent).

4.	The Company shall not, except to the extent necessary to meet the Closing Conditions, without Buyer’s consent, which shall not be unreasonably withheld:

(a)	dispose of any material assets used or required for the operation of its business; or

(b)	incur any capital expenditure on any individual item in excess of $10,000; or

(c)	make, or agree to make, material alterations to the terms and conditions of employment (including benefits) of any of its directors, officers or employees; or

(d)	create any Encumbrance over any of its assets or its undertaking; or

(e)	institute, settle or agree to settle any legal proceedings relating to its business, except debt collection in the normal course of business; or

(f)	grant, modify, agree to terminate or permit the lapse of any Intellectual Property Rights or enter into any agreement relating to any such rights other than in the ordinary course of business; or

(g)	incur any liabilities to any of the Sellers, other than trading liabilities incurred in the normal course of business or debt incurred pursuant to paragraph (k) below; or

(h)	enter into any (or modify any subsisting) agreement with any trade union or any agreement that relates to any works council; or

(i)
allot or agree to allot any shares or other securities, repurchase, redeem or agree to repurchase or redeem any of the shares (other than shares reflected on Schedule 9 that have not yet been transferred or issued to a Seller); or

(j)	borrow any sum in excess of $10,000; or

(k)
enter into any lease, lease hire or hire purchase agreement or agreement for payment on deferred terms except the lease of the new hire car for Mr. Scot DeBo for which the terms of the lease shall be approved by the Buyer prior to entering into same; or

(l)	pay any dividend or make any other distribution of its assets.

(m)	employ or dismiss any employees;

(o)	assume or undertake any obligations to perform services or provide goods which exceed a contract value of US$75,000 and are outside the ordinary course of business;

(p)	The Company may do anything falling within paragraphs (a) through (o) above if the Buyer has given written consent.

5.	The Company and shall maintain its insurance policies in full force and effect.

6.	The Sellers shall use its commercially reasonable endeavors to maintain the trade and trade connections of the Company.

7.	The Sellers shall give to the Buyer as soon as possible full details of any Material Adverse Change in the Company.

8.	The Sellers shall not:

i.	induce, or attempt to induce, any of the employees of the Company, whether directly or indirectly, to terminate their employment before the Closing Date; or

ii.
incur any liabilities to the Company other than liabilities within the thresholds established in Section 4 of their Schedule 3, other than trading liabilities incurred in the normal course of business.

9.	No amendment shall be made to the Company’s constitution including to its articles of incorporation.

10.	No amendment, other than one made solely to comply with legislative requirements, shall be made to any agreements or arrangements for the payment of pensions or other benefits on retirement:

(a)	to present or former directors, officers or employees of the Company; or

(b)	to the dependants of any of those people.

Schedule 4: Closing Agenda

Part 1: What the Sellers and Buyer shall deliver at Closing

1.	At or prior to the Closing the Sellers shall deliver or procure the delivery to the Buyer of the following documents and evidence:

(i)	duly executed stock transfers in favor of the Buyer or its nominee(s) of all the Shares;

(ii)	the share certificate(s) representing the Shares (or an express indemnity in a form satisfactory to the Buyer in the case of any found to be missing);

(iii)	waivers and consents and other documents required to enable the Buyer and/or its nominees to be registered as holders of the Shares;

(iv)	confirmation in writing that the Stock Option Plan 2004 of the Company is terminated and as of Closing there is no capital stock of the Company subject to the Stock Option Plan;

(v)	the certificate of incorporation, common seal (if any), minute books, statutory registers, share certificate books of the Company and books of accounts, contracts and agreements;

(vi)	certified copy of the Articles of Incorporation and all amendments thereto;

(vii)	A copy of the bylaws and all amendments thereto of the Company certified as true and in full force and effect as of Closing Date by the Secretary of the Company;

(viii)
release in a form that is satisfactory to the Buyer from all persons holding option in or over the Company’s capital stock (“option holders”) to the effect that no rights (actual or contingent) in or over the granted options exist at Closing Date;

(ix)	an executed power of attorney in favor of the Buyer or the Buyer’s nominee(s) in respect of the Shares;

(x)	evidence that any amounts drawn down against the overdraft facility with Wells Fargo have been cleared in full;

(xi)
evidence that the Pledge in favor of the Estate of Thomas “J” Hilton and in whose favor a security interest was created in or over a part of the Shares which is the subject of this Agreement is no longer valid and subsisting and release in a form satisfactory to the Buyer is provided and the entry in the Utah Department of Commerce (file number 19242222900231) has been removed;

(xii)	bank statements showing the balance of the Company account on the last Business Day prior to completion and directions amending the mandates in respect of those accounts;

(xiii)	A copy of properly prepared Financial Statements for each financial quarter since November 1, 2005 and up to Closing Date;

(xiv)	A copy of all customer contracts which are current as of the Closing;

(xv)	A copy of the current accounts payable schedule for the Company showing all outstanding debts to any supplier and which shall not be older than 30 days from the date of the supplier’s invoice;

(xvi)	Certificate of existence of the Company certified and issued by the relevant public official within 20 days of Closing;

(xvii)
Certificate dated as of Closing Date signed by each of the Sellers and the duly authorized officers of the Company that the business of the Company has been conducted in accordance with the provisions set forth in Schedule 3;

(xviii)	the Employment Agreements duly executed by Brent Miller and Scott DeBo;

(xix)	Pledge Agreement duly executed by the Seller;

(xx)	New Lease for the Leasehold Property signed between the Company and the Landlord along with waiver in a satisfactory form of any or all past breaches under the Lease Agreement;

(xxi)
resignation letters in the agreed form by each director and the secretary of the Company, in each case acknowledging under seal that she/he has no claim (actual or contingent) against the Company in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever;;

(xxii)	evidence that all indebtedness referred to in Section 15.1 has been fully satisfied; and

(xxiii)	Board resolutions appointing new directors and officers of Company nominated by the Buyer.

2. At Closing the Buyer shall deliver or procure the delivery to the Sellers of the following:

(i)	each Promissory Note duly executed by Buyer;

(ii)	Pledge Agreement duly executed by Buyer;

(iii)	Validly issued Consideration Shares;

(iv)	Certificate of Good Standing issued no more than twenty (20) days prior to the Closing Date certified by the relevant public official;

Part 2: Matters for the Board Meeting at Closing

1.	The Seller shall cause or procure that a properly convened board meeting of the Company be held at Closing at which the matters set out in this Part 2 shall take place.

(i)	such person(s) as the Buyer nominates are appointed as directors and the secretary of that Company;

(ii)	the resignation of Mr. Craig Adamson as director and the secretary of the Company;

(iii)	the transfers referred to in Part 1 paragraph 1 (i) above are approved for registration in the Companies’ books; and

(iv)	the bank mandates relating to each of the Company are revised in such manner as the Buyer requires; and

Schedule 5: Sellers’ Warranties

Unless stated otherwise, only each of the Principal Sellers make the following representations and warranties and, except as specifically provided in Section 14 of this Schedule 5, none of the following representations or warranties apply to Intellectual Property:

1.	Organization, Authority and Capacity

1.1.
The Company is a corporation duly organized, validly existing and in good standing under the laws of Utah and has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Closing Documents and (ii) to carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it owns and leases. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under the Closing Documents; or (ii) the assets, financial position, or results of operations of the Company. Set forth in the Seller Disclosure Schedule is a list of all jurisdictions in which the Company is required to be qualified as a foreign corporation.

1.2.
Each of the Sellers represents and warrants that he has the power and the authority to own the Shares and to execute, deliver and perform the Closing Documents to which he is a party and to consummate the Transaction.

1.3.
The Company does not own any shares in any corporation or other equity interest, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or have any commitment to acquire any such interest or make any loans or capital contributions to any such entity.

2.	Authorization and Validity

2.1.
The execution, delivery and performance of the Closing Documents or its terms by the Sellers and the Company have been duly authorized by all necessary corporate shareholders. The Closing Documents to be executed and delivered by the Sellers or the Company have been or will be at Closing duly executed and delivered by the Sellers and the Company and constitute or will constitute at Closing the legal, valid and binding obligations on the Sellers and the Company, enforceable in accordance with their respective terms except as such enforceability may be subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exceptions”).

3.	Absence of conflicting agreements or required consents

3.1.
Except as is set forth in the Seller Disclosure Schedule, the execution, delivery and performance by the Sellers and the Company of the Closing Documents to be executed and delivered by the Sellers and/or the Company (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of organizational documents (including certificate or articles of incorporation and bylaws) of the Company; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental or quasi-governmental body to which the Sellers or the company is subject or which the Sellers or the Company or any of their assets or properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license, or permit to which the Sellers or the Company is a party or by which the Sellers or the Company or any of their respective properties are bound; (v) will not create any Encumbrances upon the assets or properties of the Sellers or the Company.

4.	Constitutional and Corporate Documents

4.1.	True and correct copies of the articles of incorporation and all amendments thereto and bylaws of the Company are annexed to the Seller Disclosure Schedule.

4.2.
The Company has delivered true and correct copies of all books and records and minutes of the Company to the extent minutes of such meetings were maintained, and such minutes accurately reflect in all material respects the proceedings at such meetings of the board of directors (and all committees thereof) and shareholders of the Company.

5.	Capitalization and Ownership of Capital Stock

5.1.
As of Closing Date, the authorized capital stock of the Company consists of 1000 shares of common stock having par value of $1.00 each of which 402 shares of stock have been duly and validly issued and are all fully paid and non-assessable at Closing Date. As of Closing Date these constitute the entire issued and outstanding share of capital stock in the Company.

5.2.	The Shares are owned by the Sellers in the proportion specified in Schedule 9 and are free from all Encumbrances.

5.3.	At the Closing Date there is no right to require the Company to issue any share capital.

5.4.
The Stock Redemption Agreement between the Company and the Estate of Thomas “J” Hilton dated 9th July 2002 will, as of the Closing date, have been terminated and there will be no further obligations or liabilities (contingent or otherwise) arising therefrom or in connection therewith (“Stock Redemption Agreement”) and the 68 shares evidenced by share certificate numbers 108, 109, 110, 111, and 112, have been released from the security interest granted by way of Pledge Agreement dated 9th July 2002 and the Estate of Thomas “J” Hilton has no further claims (contingent or otherwise) in or over the capital stock of the Company or its property.

5.5.
The Stock Redemption Agreement between the Company and Brent Miller dated 1st November 2003 will, as of the Closing Date, have been terminated and there will be no further obligations or liabilities (contingent or otherwise) arising therefrom or in connection thereto.

5.6.
In redeeming the Shares pursuant to the Stock Redemption Agreements referenced in Sections 5.4 and 5.5 of this Schedule 5, the Company has fully complied with all legal and formal requirements including all necessary consents and approvals.

5.7.
Except as is disclosed in the Seller Disclosure Schedule, the Company does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

5.8
All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its articles of incorporation and bylaws, applicable legislation and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

6.	Financial Statements

6.1.
The Financial Statements of the Company for the Fiscal Years ended 31 October 2004 and 2005 and the Fiscal Year ended 31 October 2006 will, at Closing Date, be prepared in good faith and present fairly in all material respects the financial conditions and operating results of the Company as of the dates and for the periods indicated therein and have been provided to Buyer prior to the Closing. Except as set forth in the Financial Statements or the Sellers Disclosure Schedules, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to 1st November 2005 (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under U.S. generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a material adverse effect.

7.	Absence of certain changes or events

7.1.	Except as is disclosed in the Seller Disclosure Schedule, since 1 November 2006 the Company has not

(a)	suffered any Material Adverse Change in working capital, condition (financial or otherwise) assets, liabilities, reserves, business or operations;

(b)	paid, discharged or satisfied any material liability except in the ordinary course of business;

(c)	written off as uncollectible any account receivable other than in the ordinary course of business;

(d)	compromised any debts, claims or rights or disposed of any of its properties or assets other than in the ordinary course of business;

(e)
entered into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of $10,000 or made aggregate capital expenditures or commitments in excess of $10,000;

(f)	made any material change in any method of accounting or accounting practice;

(g)	sold, assigned or transferred any tangible asset other than in the ordinary course of business or any Intellectual Property Rights;

(h)	subjected any of its assets, tangible or intangible to any lien, encumbrance or restriction of any nature, whatsoever, except for Permitted Liens;

(i)	increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee other than in the ordinary course of business;

(j)	hired, committed to hire or terminated any employee other than in the ordinary course of business;

(k)
terminated or amended any material contract, license or other instrument or suffered any loss or termination or threatened loss or termination of any existing material business arrangement or supplier, the termination or loss of which, in the aggregate could reasonably be expected to materially and adversely affect the Company or the Properties;

(l)	agreed, whether in writing or otherwise, to take any action described in this paragraph 7.

8.	No undisclosed liabilities

8.1.
Except as is disclosed in the Seller Disclosure Schedule or reflected in the Financial Statements, the Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, that are greater than $10,000 in the aggregate.

9.	Litigation

9.1.
Except as is disclosed in the Seller Disclosure Schedule there are no claims, lawsuits, actions, arbitrations administrative or other proceedings, including, without limitation, claims involving prior employment of any of the Company’s employees or any information techniques allegedly proprietary to any of their former employers, instituted or pending against the Company or any person for whom it is vicariously liable.

9.2.
To the knowledge of Principal Sellers (i) no such matter described in the preceding paragraph 9.1 is threatened and there is no basis for any such action, and (ii) there are no governmental or administrative investigations or inquiries pending that involve the Company or any person for whom it is vicariously liable.

9.3.	There are no judgments against or consent decree binding on the Company or any person for whom it is vicariously liable.

10.	No violation of the law

10.1.
Neither the Company nor any of the Sellers (to the extent affecting ownership or value of the Shares) is currently in material violation of any applicable local, state or federal law, order, decree or other requirement of any governmental body, agency or Regulatory Authority or court binding on it, or relating to its property or business.

10.2.
Neither the Company nor any of the Sellers (to the extent affecting ownership or value of the Shares) has received notice of any material fine, penalty, liability or disability as a result of a failure to comply with any requirement of federal, state or local law.

11.	Real and Personal property

11.1.
The Company (i) has good and valid title to all Properties which it purports to own, and (ii) owns such Properties free and clear of all Liens (except for current year ad valorem taxes and Permitted Liens). All of the Properties, whether owned or leased, are in the possession and control of the Company. Except as disclosed in the Seller Disclosure Schedule, no affiliate of the Company, has any claim or interest in any of the Properties that are used or useful in the business conducted by Company in any operations that are similar to or competitive with that business, even if geographically distant.

11.2.	The Company does not own any real property.

11.3.
The Seller Disclosure Schedule contains a true and correct description of the Leasehold Property, including all improvements located thereon. The Leasehold Property constitutes the only leased real property of the Company. The Company has a valid and binding lease for such property, copies of which are attached to the Seller Disclosure Schedule.

11.4.
The Company is current with respect to all payments due under such lease and it has complied in all material respects with its obligations under such lease, and there are no material defaults on the part of the Company, and to the knowledge of Principal Sellers on the part of any other party under such lease that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a material default under such lease. The Buyer has been furnished with true, correct and complete copies of the lease concerning the Leasehold Property. No condemnation or similar actions are currently in effect or pending or, to the knowledge of the Principal Sellers, threatened against any part of any real property leased by the Company. To the knowledge of the Principal Sellers, there are no encroachments, leases, easements, covenants, restrictions, reservations or other burdens of any nature which might impair in any material respect the use of such leased real property in a manner consistent with past practices nor does any part of any building structure or any other improvement thereon encroach on any other property.

11.5.
The present zoning, subdivision, building and other ordinances and regulations applicable to the Leasehold Property permit the continued operation, use, occupancy and enjoyment of such real property consistent with past practices, and, with respect to such leased real property.

11.6.
The Company is in compliance in all material respects with, and has received no notices of violations of, any applicable zoning, subdivision or building regulation, ordinance or other similar law, regulation, or requirement. The Company has all rights and easements necessary for public ingress thereto and egress therefrom and for the provision of all utility services thereto, including any required curb cut or street opening permits or licenses for vehicular access over presently existing roads and driveways.

11.7.
The Properties are in good operating condition and repair, ordinary wear and tear excepted, and the Properties include all rights, interests in properties, and assets necessary to permit the Company to continue its business after the Closing Date as presently conducted. The Company has only conducted the Business under such names and at such locations as are identified in the Sellers Disclosure Schedule and all of the Properties are currently located at those locations identified on the Sellers Disclosure Schedule.

11.8.
The Leasehold Property complies with any requirements including security standards specified in the Facility Security Clearance that are applicable to the Company in its capacity of a government contractor or sub-contractor making it eligible for access to classified information and which are set forth in the National Industrial Security Program (NISP) and the National Industrial Security Program Operating Manual (NISPOM).

12.	Contracts and Commitments

12.1.
The Seller Disclosure Schedule contains a complete and accurate list of all contracts, agreements, commitments and instruments (whether written or oral, contingent or otherwise) of the Company concerning the following matters (the “Seller Agreements”):

(a)
the lease, as lessee or lessor, or license, as licensee or licensor, of any real or personal property under the terms of which the Company is likely to pay or otherwise give consideration of more than $5,000;

(b)
the employment or engagement of any officer, director, employee, consultant or agent, other than those terminable at will without severance obligation, and any covenant not to compete with any former employees;

(c)
any arrangement limiting the freedom of the Principal Sellers or the Company to compete in any manner in any line of business or requiring the Principal Sellers or the Company to share profits other than commissions payable to sales persons;

(d)	any arrangement that could reasonably be anticipated to have a material adverse effect on the Company, financial or otherwise;

(e)	any material arrangement not in the ordinary course of business;

(f)	any power of attorney, whether limited or general, granted by the Company;

(g)
any single arrangement that under the terms of which the Company is likely to pay consideration of more than $10,000 in the aggregate during the calendar year ending December 31, 2006, and which is not terminable by the Company without penalty upon notice of 30 days or less; and

(h)	any relationship of the Company with any person or entity affiliated with or related to the Company or any officer or director thereof.

12.2.	Except as is Disclosed in the Seller Disclosure Schedule, the Company has not made any representations regarding equity incentives to any officer, employees, director or consultant.

12.3.
The Sellers have delivered to Buyer true and complete copies of all of the Seller Agreements. Except as indicated in the Seller Disclosure Schedule, the Seller Agreements are valid and effective in accordance with their terms (except for the Enforceability Exceptions), and there is not under any of such Seller Agreements (i) any existing or claimed material default by the Company or event which, with the notice or lapse of time, or both, would constitute a material default by the Company; or (ii) to the knowledge of the Principal Sellers, any existing or claimed material default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party. Except as indicated in the Seller Disclosure Schedule, the entering into this Agreement or any other Closing Documents will not result in a breach of or default under, or require the consent of any other party to, or give rise to a right of termination by any other party to, any of the Seller Agreements. There is no actual or, to the knowledge of the Principal Sellers, threatened termination, cancellation or limitation of any Seller Agreements that would have a material adverse effect on the Company, its business, finances or otherwise. To the knowledge of each of the Principal Sellers, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Seller Agreements.

13.	Employment and Labor Matters

13.1.
The Seller Disclosure Schedule sets forth a list of all current and former (within the last 12 months) full-time and part-time employees or consultants of the Company, broken down by location and which includes the name, title or position, years in service of the Company, wages, salaries, commissions, bonuses and benefits (“Remuneration”) information for each such person (the “Company Employees”).

13.2.
The Company is not delinquent in payments to any of its Company Employees any Remuneration for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

13.3.
Except as set forth on the Seller Disclosure Schedule to the Principal Sellers’ knowledge, no Company Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Company Employee, nor does the Company have a present intention to terminate the employment of any Company Employee. Except as disclosed in the Disclosure Schedules, the employment of each Company Employee is terminable at the will of the Company. Except as set forth in the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in the Seller Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

13.4.
The acquisition of the Shares by the Buyer or compliance with the terms of this Agreement will not, so far as the Principal Sellers are aware, cause any directors, officers or senior employees or Key Employees of the Company to terminate their employment.

13.5.
The Seller Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended. The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage, and has complied in all material respects with all applicable laws for any such employee benefit plan.

13.6.
The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is neither a strike or other labor dispute involving the Company pending, or to the Principal Sellers’ knowledge, threatened, which could have a material adverse effect, nor is the Company aware of any labor organization activity involving its employees.

13.7.
The Company will not incur any liability or obligation to any of Company Employees or violate any applicable laws respecting employment and employment practices as a result of the any of the Transactions contemplated herein.

13.8.
All Company Employees engaged in classified projects where the Company is engaged as government contractor or subcontractor (within the meaning of FAR) have, where required, the appropriate security clearances and to the Seller’s knowledge none of the employees who are currently security cleared for the performance of their duties run the risk of or is likely to lose such security clearance

14.	Intellectual Property Rights

14.1.
An accurate summary is set out in Schedule 14.1 of the Sellers Disclosure Schedules of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned by the Company.

14.2.
A list is set out in the Seller Disclosure Schedules of all material licenses, agreements, authorizations and permissions, excluding off-the-shelf software (in whatever form and whether express or implied) under which:

(a)	the Company uses or exploits Intellectual Property Rights owned by any third party; or

(b)	the Company has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

14.3.
Except as set out in the Seller Disclosure Schedules, the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Schedule 14.1 of the Seller Disclosure Schedules, free from all Encumbrances.

14.4.
The Company, to its knowledge, does not require any Intellectual Property Rights other than those set out in Schedule 14.1 and 14.2 of the Seller Disclosure Schedules in order to carry on its activities as currently conducted.

14.5.
The Intellectual Property Rights set out in Schedule 14.1 of the Seller Disclosure Schedules are to the Company’s knowledge, valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular, except as disclosed in the Disclosure Schedules:

(a)
all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken except where the failure to pay such fees or take such other steps would not have a material adverse effect on the Company;

(b)
Except as set forth in the Seller Disclosure Schedules, to the knowledge of the Company, all material confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Seller Disclosure Schedules);

(c)
to the knowledge of the Company, no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name; and

(d)	there are and have been no claims, challenges disputes or proceedings, pending or, to the knowledge of the Company, threatened, in relation to the ownership, validity or use of such rights.

14.6.
Nothing is due to be done within 30 days of Closing the omission of which would jeopardize the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company which are registered or the subject of an application for registration.

14.7.
To the knowledge of the Company and except as set forth in the Seller Disclosure Schedules, there has been no infringement by any third party of any of the Intellectual Property Rights identified in Schedule 14.1 of the Seller Disclosure Schedules, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company.

14.8.
Except as disclosed in the Seller Disclosure Schedules, a change of control of the Company will not result in the termination of or materially affect any of the Intellectual Property Rights set out in Schedule 14.2(a) of the Seller Disclosure Schedules.

14.9.
The activities of the Company and any licensee of any Intellectual Property Rights granted by the Company, to the Company’s knowledge, have not infringed and do not infringe the Intellectual Property Rights of any third party.

15.	Insurance Policies

15.1.
All of the Properties and the operations of the Company of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by the Company in such amounts and against such losses, casualties or risks as is (i) required by any Law applicable to Company, or (ii) required by any contract or agreement entered into by the Company.

15.2.
The Seller Disclosure Schedule contains a complete and accurate list of all insurance policies held or owned by the Company and now in force and such Schedule indicates the name of the insurer, the type of policy, the risks covered thereby, the amount of the premiums, the term of each policy, the policy number, the amounts of coverage, the deductible in each case and all outstanding claims thereunder. Correct and complete copies of certificates of insurance for all such policies have been delivered to Buyer by the Seller on the date of this Agreement. All such policies are in full force and effect and enforceable in accordance with their terms (except for the Enforceability Exceptions). The Company is not now in default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, and none of them has failed to file any notice or present any claim thereunder in due and timely fashion. The Company has not been refused, or denied renewal of, any insurance coverage by insurance companies offering such insurance. The Seller Disclosure Schedule contains copies of all insurance audit reports, loss prevention reports, all claims made and loss history reports generated since November 1, 2001 in respect of any insurance maintained by the Company.

15.3.
For the last 5 years the Company has continuously maintained workers compensation and employer liability, commercial property, general liability, commercial auto, commercial excess liability and umbrella liability and general professional liability (including completed operations hazard endorsement), product liability insurance coverage.

16.	Environmental Matters

16.1.
The Company has materially complied and is in material compliance with (i) all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all governmental agencies and (ii) the terms and conditions of all applicable permits, licenses, certificates and approvals of all such governmental agencies now or hereafter granted or obtained with respect to the properties owned or operated by the Company.

16.2.
There are no present or past Environmental Conditions relating to or which could in any way materially and adversely affect the Company or the Properties. For the purposes of this Agreement, In this context “Environmental Condition” means (a) the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any work places or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, and (b) any non-compliance with any federal, state or local environmental Law or order as a result of or in connection with any of the foregoing.

16.3
The Principal Sellers hereby agree to indemnify and hold the Buyer harmless from and against any and all claims, losses, liability, damages and injuries of any kind whatsoever asserted against the Buyer with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration of any hazardous material from the properties during the period such properties were owned or operated by the Company prior to Closing, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all governmental agencies.

17.	Taxes

17.1.
Except as listed in the Seller Disclosure Schedule, or as reflected in the Financial Statements there does not exist any liability for Taxes which may be asserted by any Regulatory Authority with responsibility for Taxes against, and no Lien or other encumbrance for Taxes will attach to, the Company or any of the Properties other than Taxes due in respect of periods for which Tax Returns are not yet due and for which adequate accruals have been made in the Financial Statements.

17.2.
All Tax Returns required to be filed by the Company in the past 6 years have been filed (other than Tax Returns for which extensions to file have been granted) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, all of which are true, correct and complete in all material respects, and all amounts shown as owing thereon have been paid.

17.3.
Except as listed on the Sellers Disclosure Schedule, neither Sellers nor Company has received notice of any Tax Claims being asserted or any proposed assessment by any taxing authority and no Tax Returns of the Company has been audited by the Internal Revenue Service (the “IRS”) or the appropriate state agencies for any fiscal year or period between November 1, 2001 and the date hereof, and the Company is not presently under, nor have they received notice of any, contemplated investigation or audit by the IRS or any state agency concerning any fiscal year or period ended prior to the date hereof. Except as listed on the Seller Disclosure Schedule, and the Company has not executed any extension or waivers of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

17.4.
The Company has withheld or collected from each payment made to each of its employees the amount of Taxes required to be withheld or collected therefrom and the Company has paid the same to the proper tax depositories or collecting authorities.

18.	Licenses and Authorizations

18.1.
The Company holds all valid licenses and other rights, accreditations, permits and authorizations required by law, ordinance, regulation or ruling of any Regulatory Authorities necessary to operate its business as now conducted to the extent failure to obtain such licenses, rights, accreditations, permits and/or authorizations would not have a material adverse effect on the Company.

19.	Changes in Laws

19.1.
To Principal Sellers’ knowledge there are no pending changes in applicable law or regulations that would prevent the Company from conducting its business in substantially the same manner as its business is currently conducted prior to the Closing Date.

20.	Inventory

20.1.
Except as disclosed on the Seller Disclosure Schedules, all items of inventory of the Company consist, and will consist of items of a quality and quantity usable and saleable (and not obsolete) in the ordinary course of business. All items of inventory have been in the Company’s possession for six months or less. Except as set forth on the Seller Disclosure Schedule, since 1 November 2006, no item of inventory has been sold or disposed of, except through sales in the ordinary course of business, and in no event at prices less than book value of such stock items as of 1 November 2006.

21.	Business Relationships

21.1.
Except as disclosed on the Seller Disclosure Schedule, to the Principal Sellers’ knowledge, the relationships between the Company and all customers, clients, Employees and vendors who receive goods and services from or provide goods and services to the Company are satisfactory, and the Seller has no knowledge of (i) any facts or circumstances which would reasonably be expected to materially alter, negate, impair or in any way adversely affect the continuity of any such relationships or (ii) any complaints, claims, threats, plans or intentions to discontinue or curtail relations under any such relationships.

21.2
Except as disclosed in the Seller Disclosure Schedule, the Seller has no knowledge of any present or future condition or state of facts or circumstances which would prevent the Company from carrying on its business after the Closing Date in the same manner as it is presently being carried on.

22.	Accounts Receivable

22.1.
Except as set forth in the Seller Disclosure Schedule, the accounts receivable reflected in the most recent balance sheet of the Company, separately included in the Financial Statements referred to in paragraph 6 hereof, and all accounts receivable arising between 1 November 2006 and the date hereof, arose from bona fide transactions in the ordinary course of business. Except as set forth in the Seller Disclosure Schedule, the accounts receivable reflected on such balance sheet, have been properly recorded and reserved against consistent with past practice. No such account receivable has been assigned or pledged to any other person, firm or corporation. Reasonable provision has been made in the Financial Statements for collection losses, contractual discounts and other adjustments from third party payers.

23.	Connected Party Transactions

23.1.
Except as set forth in the Seller Disclosure Schedule hereto, there are no existing arrangements or proposed transactions between the Company, and (i) any officer or director of the Company or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually referred to as a “Connected Party”), (ii) any business (corporate or otherwise) which a Connected Party owns, or controls directly or indirectly, or in which a Connected Party has an ownership interest or (iii) between any Connected Party and any business (corporate or otherwise) with which the Company regularly does business.

24.	Working capital

Having regard to the existing bank and other facilities available to it the Company has an amount of working capital (which, for purposes of this Section 24, includes accounts receivable and anticipated milestone payments) that is consistent with past practices for the purposes of (i) continuing to carry on its business in its present form and at its present level of turnover for the foreseeable future and (ii) executing, carrying out and fulfilling in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by it.

Schedule 6: Covenants of Buyer

1.    Affirmative Covenants. Buyer covenants and agrees with Sellers that Buyer shall, from the date hereof and so long as any amount is outstanding under any Promissory Note or Convertible Promissory Note, unless both of the Sellers’ Directors (as that term is defined in Section 1.9 below) agree otherwise:

1.1.
Maintenance of Corporate Existence. Preserve and maintain (a) the legal existence and good standing of Buyer and the Company under the laws of the jurisdiction of their respective incorporation or organization and (b) the rights (charter and statutory), privileges, franchises, authorizations, clearances and permits necessary or desirable in the conduct of each of Buyer’s and the Company’s business, except, in the case of this clause, where the failure to do so would not, in the aggregate, have a material adverse effect on Buyer or the Company.

1.2.
Compliance with Laws, Etc. Comply with and cause the Company to comply with all applicable laws, contractual obligations and permits, except for such failures to comply that could not reasonably be expected, individually or in the aggregate, to have a material adverse effect.

1.3.
Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of the charges and other obligations of Buyer and the Company of whatever nature due and payable after the Closing, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with and in accordance with the generally accepted accounting principals in the United States in effect from time to time (“US GAAP”) with respect thereto have been provided on the books of the Buyer and/or the Company, as applicable, and (b) none of the assets of the Company or the Shares is or could reasonably be expected to become subject to any encumbrance or forfeiture or loss as a result of such contest.

1.4
Maintenance of Property. Maintain and preserve (a) in all material respects in good working order and condition the assets of the Company and all other of its property reasonably necessary in the conduct of its business in each case, ordinary wear and tear excepted, and (b) all material rights, permits, licenses, approvals and privileges (including all permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, government authorities.

1.5	Maintenance of Insurance. Maintain the Company’s insurance at the level maintained by the Company at Closing Date.

1.6.
Keeping of Books. Keep proper books and records, in which full, true and correct entries of all financial transactions and the assets and business of the Company shall be made as is necessary and in accordance with applicable requirements of the law.

1.7.
Environmental Compliance. Cause the Company to materially comply with and will use its best efforts to cause its agents, contractors and sub-contractors (while such Persons are acting within the scope of their contractual relationship with the Company to so materially comply with (i) all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all governmental agencies and (ii) the terms and conditions of all applicable permits, licenses, certificates and approvals of all governmental agencies now or hereafter granted or obtained with respect to the properties owned or operated by the Company. The Buyer will use its best efforts and safety practices to prevent the unauthorized release, discharge, disposal, escape or spill of hazardous materials on or about the properties owned or operated by the Company.

1.8.
Environmental Indemnification. Buyer hereby agrees to indemnify and hold the Sellers harmless from and against any and all claims, losses, liability, damages and injuries (“Losses”) of any kind whatsoever asserted against any Sellers with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from the properties owned or operated by the Company of any hazardous material after the Closing, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all governmental agencies but only to the extent that Losses arise out of acts or omissions of Company after Closing.

1.9
Board of Directors. Cause two directors designated by the Sellers holding a majority in interest in the Shares immediately prior to the Closing (“Sellers’ Directors”) to be appointed to and remain on the Company’s Board of Directors. The initial Sellers’ Directors shall be Brent Miller and Scott DeBo.

1.10
Year-End Bonuses. Buyer shall honor the year-end-bonuses approved by the Company’s Board of Directors prior to the Closing Date as are Disclosed in the Seller’s Disclosure Schedule prior to Closing and which are in accordance with the Company’s obligations assumed and in line with Year End Bonuses approved and paid by the Company in the last five fiscal years prior to Closing. Notwithstanding, the Buyer shall only be obliged to honor these to the extent that the Company is not cash deficient at Closing.

1.11
Note Payments. Buyer shall make all payments under the Promissory Notes and the Convertible Promissory Notes on a pro rata basis based upon the relation that the principal amount of the such Promissory Note or Convertible Promissory Note bears in relation to the aggregate principal amounts of all Promissory Notes and Convertible Promissory Notes. Any failure to do so shall constitute a breach and material default under all of the Promissory Notes, the Convertible Promissory Notes, this Agreement and the Unaccredited Stock Purchase Agreements. The shareholders of the Company that are not a party to this Agreement are intended third party beneficiaries of the terms of this Section 1.11.

1.12
Further Assurances. Subject to the requirements of reasonableness, at any time and from time to time, upon the written request of Sellers and at the sole expense of Buyer, promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Sellers may reasonably deem necessary or advisable (a) to obtain the full benefits of the Promissory Note and the Stock Pledge Agreement, (b) to protect, preserve, maintain and enforce Sellers’ rights in the Company, or (c) to enable Sellers to exercise all or any of the rights, remedies and powers granted herein or in the Pledge Agreement.

2.
Negative Covenants. Buyer covenants and agrees with Sellers that Buyer shall not, from the date hereof and so long as any amount is outstanding under the Promissory Note, unless both of the Sellers’ Directors agree otherwise:

2.1
Indebtedness. Permit the Company to cancel any debt owing to it or create, incur, assume or permit to exist any indebtedness, except accounts payable and accrued liabilities or other liabilities or other indebtedness incurred in the ordinary course of business; provided, however, (i) the Company may raise working capital to be used in the ordinary course of the Company’s business in an aggregate amount not to exceed $500,000, and (ii) Buyer and C.O.G. hereby indemnify the Company and Sellers against aggregate indebtedness in excess of $500,000.

2.2
Liens. Incur, maintain or otherwise suffer to exist any lien upon or with respect to the assets of the Company or the Shares, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for Permitted Liens. Nothing in this provision shall prevent the Company to raise working capital finance to be used in the ordinary course of the Company’s business; provided, however, (i) the aggregate amount of any such financings does not exceed $500,000, and (ii) Buyer and C.O.G. hereby indemnify the Company and Sellers against any payments necessary to cause the release of liens incurred or maintain as a result of aggregate financings in excess of $500,000.

2.3
Investments; Fundamental Changes. Permit the Company to merge with, consolidate with, acquire all or substantially all of the assets or stock of, or otherwise combine with or make any investment in or, loan or advance to, any person or entity.

2.4
Asset Transfers. Permit the Company to transfer, sell or otherwise dispose of any of its assets or properties, including its any shares of its capital stock or engage in any sale leaseback, synthetic lease or similar transaction except in the ordinary course of its business.

2.5
Changes in Nature of Business. Permit the Company to make any changes in any of its business objectives, purposes, or operations that could reasonably be expected to have a material adverse effect on the Company, its assets or its business, or engage in any business other than that presently engaged in or currently proposed to be engaged.

2.6	Transactions with Affiliates. Permit the Company into any lending, borrowing or other commercial transaction, with any of its employees, directors, affiliates.

2.7	Modification of Certain Documents. Permit the Company to amend, waive, or otherwise modify its charter or by-laws or other organizational documents.

2.8
Accounting Changes; Fiscal Year. Permit the Company to change its (a) accounting treatment or reporting practices, except as allowed by US GAAP or required by law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months except that nothing in this Section shall prevent the Buyer from changing its fiscal year where necessary to comply with its regulatory obligations.

2.9
Changes to Name, Locations, Etc. Permit the Company to change (i) its name or corporate office, (ii) location of its records concerning the assets of the Company from its corporate office, (iii) the type of legal entity that it is, (iv) its organization identification number, if any, issued by its state of incorporation or organization, or (v) its state of incorporation or organization.

2.10
Hazardous Materials. Permit the Company to cause or suffer to exist any release of any hazardous material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by the Company to the extent that the same was not caused or existed prior to Closing, that would violate any environmental law, other than such releases that would not, in the aggregate, have a material adverse effect on the Company.

2.11	Capital Expenditures. Permit the Company to make any capital expenditures other equipment in the ordinary course of the Company’s business.

2.12	Board of Directors. Permit the number of members of the Company’s board of directors to exceed four.

2.13	Diversion of Business. Divert existing business (or prospective business) away from the Company.

2.14	Devalue the Company. Take any action that could reasonably be expected to devalue the Company or its assets.

Schedule 7: Buyer’s Warranties

The Buyer hereby represents and warrants to the Seller as follows:

1.	Organization, Authority and Capacity

1.1.
The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Closing Documents to be executed and delivered by it, and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would have a material adverse effect on its ability to perform its obligations under the Closing Documents.

2.	Authorization and Validity

2.1.
The execution, delivery and performance of the Closing Documents to be executed and delivered by Buyer and C.O.G. have been duly authorized by all necessary action by Buyer and C.O.G. The Closing Documents to be executed and delivered by Buyer and C.O.G. have been or will be, as the case may be, duly executed and delivered by Buyer and C.O.G. and constitute or will constitute the legal, valid and binding obligations of Buyer and C.O.G., enforceable in accordance with their respective terms except for the Enforceability Exceptions.

3.	Absence of Conflicting Agreements or Required Consents

3.1.
The execution, delivery and performance by each of Buyer and C.O.G. of the Closing Documents to be executed and delivered by it: (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of its charter or bylaws; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which it is a party or by which it or any of its respective properties is bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which it is a party or by which any of its properties are bound, and (v) will not create any Encumbrances upon any of its assets or properties.

4.	Statements True and Correct

4.1.
No representation or warranty made herein by the Buyer or C.O.G., nor in any statement, certificate or instrument executed and delivered to the Seller by Buyer or C.O.G. pursuant to any Closing Document contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained therein not misleading in light of the circumstances in which they were made.

5.	Litigation, Etc.

5.1
Except as listed on Buyer Disclosure Schedule hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending against C.O.G. relating to or which in any way could affect the C.O.G.’s ability to conduct its business after the Closing in substantially the same manner as heretofore conducted. Except as listed on Buyer Disclosure Schedule, to the knowledge of the Buyer, no such matter described in the previous sentence is threatened and there is no basis for any such action, and (ii) there are no governmental or administrative investigations or inquiries pending that involve C.O.G. or any of its affiliates. Except as listed in Buyer Disclosure Schedule, there are no judgments against or consent decrees binding on C.O.G. or any of its affiliates.

6.	No Violation of the Law

6.1.
Neither Buyer C.O.G. is not currently in material violation of any applicable local, state or federal law, order, injunction or decree, or any other requirement of any governmental body, agency or Regulatory Authority or court binding on it, or relating to its property or business.

6.2.
Neither Buyer nor C.O.G. is not currently subject to any material fine, penalty, liability or disability as the result of a failure to comply with any requirement of federal, state or local law nor has Buyer or C.O.G. received any notice of such non-compliance.

7.	Constitutional and Corporate Documents

7.1.	True and correct copies of the certificate or articles of incorporation and all amendments thereto and bylaws of C.O.G. are annexed to the Buyer’s Disclosure Schedule.

8.	Capitalization and Ownership of Capital Stock.

8.1
As of Closing Date, the authorized capital stock of C.O.G. consists of 70,000,000 shares of authorized common stock having par value of $.001 each, 5,000,000 shares of Preferred Stock having par value of $.001 each, of which 24,420,230 shares of common stock, 4,915,000 shares of Preferred Stock have been duly and validly issued and are all fully paid and non-assessable at Closing Date. As of Closing Date the Consideration Shares will represent ___ percent of the issued and outstanding shares of C.O.G. on a fully diluted basis.

8.2.
Except as is disclosed in the Buyer’s Disclosure Schedule, C.O.G. does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

8.3
All dividends or distributions declared, made or paid by C.O.G. have been declared, made or paid in accordance with its articles of incorporation and bylaws, applicable legislation and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

9.	Financial Statements

9.1.
The audited financial statements of the C.O.G. for the year ended 31 December 2005 and the interim period ended 30 September 2006 (“Buyer Financial Statements”) have been prepared in good faith in accordance with all applicable laws (including state and federal laws) and present fairly in all material respects the financial conditions and operating results of C.O.G. as of the dates and for the periods indicated therein. Except as set forth in the such financial statements, Buyer has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2006, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a material adverse effect on Buyer.

10.	Taxes

10.1.
Except as listed in the Buyer’s Disclosure Schedule, or as reflected in the Buyer’s Financial Statements there does not exist any liability for Taxes which may be asserted by any Regulatory Authority with responsibility for Taxes against, and no Lien or other encumbrance for Taxes will attach to, Buyer, C.O.G. or any of their properties other than Taxes due in respect of periods for which Tax Returns are not yet due and for which adequate accruals have been made in the Buyer’s Financial Statements.

10.2.
All Tax Returns required to be filed by Buyer and C.O.G. in the past 6 years have been filed (other than Tax Returns for which extensions to file have been granted) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, all of which are true, correct and complete in all material respects, and all amounts shown as owing thereon have been paid.

10.3.
Except as listed on the Buyer’s Disclosure Schedule, neither Buyer nor C.O.G. has received notice of any Tax Claims being asserted or any proposed assessment by any taxing authority and no Tax Returns of Buyer or C.O.G. has been audited by the Internal Revenue Service (the “IRS”) or the appropriate state agencies for any fiscal year or period ended prior to the date hereof, and neither Buyer nor C.O.G. is presently under, nor have they received notice of any, contemplated investigation or audit by the IRS or any state agency concerning any fiscal year or period ended prior to the date hereof. Except as listed on the Buyer’s Disclosure Schedule, neither Buyer nor C.O.G. has executed any extension or waivers of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

10.4.
Each of Buyer and C.O.G. has withheld or collected from each payment made to each of its employees the amount of Taxes required to be withheld or collected therefrom and Buyer and C.O.G. have paid the same to the proper tax depositories or collecting authorities.

11.	Licenses and Authorizations

11.1
Each of Buyer and C.O.G. holds all valid licenses and other rights, accreditations, permits and authorizations required by law, ordinance, regulation or ruling of any Regulatory Authorities necessary to operate its business as now conducted to the extent failure to obtain such licenses, rights, accreditations, permits and/or authorizations would not have a material adverse effect on Buyer or C.O.G.

12.	Connected Party Transactions

12.1
Except as set forth in the Buyer’s Disclosure Schedules, there are no existing arrangements or proposed transactions between C.O.G, and (i) any officer or director of C.O.G., shareholder holding ten percent (10%) or more of the beneficial ownership of the capital stock of C.O.G. or any member of the immediate family of any of the foregoing persons (such officers, directors, shareholders and family members being hereinafter individually referred to as a “Buyer Connected Party”), (ii) any business (corporate or otherwise) which a Buyer Connected Party owns, or controls directly or indirectly, or in which a Buyer Connected Party has an ownership interest or (iii) between any Buyer Connected Party and any business (corporate or otherwise) with which C.O.G. regularly does business.

Schedule 8: Pledge Agreement

STOCK PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT dated [..] (“Agreement”) between Coda Octopus (U.S) Holdings, Inc (the “Pledgor”), and the persons shown in Schedule A hereto along with the Unaccredited Sellers (the “Pledgees”).

RECITALS

WHEREAS the Pledgor is obligated and indebted to the Pledgees in the principal amount of US$700,000 pursuant to and as provided in a Stock Purchase Agreement (“SPA”) and the Unaccredited Stock Purchase Agreements (“Indebtedness Agreements”) between the Pledgor and the Pledgees dated and a certain Promissory Note dated […] and Convertible Promissory Notes in favour of the Unaccredited Sellers dated […] made and delivered by the Pledgor to the Pledgees in such principal (the “Note”); and

WHEREAS the Pledgor is the owner of the entire issued and outstanding capital stock of Miller & Hilton, Inc a Utah corporation (the “Company”)and which comprise the shares of common stock shown in Annex 2 hereto; and

WHEREAS in order to induce the Pledgees to enter into Indebtedness Agreement Pledgor is entering into this Pledge Agreement to provide collateral security for certain of its obligations under the Indebtedness Agreements (specifically the Deferred Cash Consideration as is defined in the SPA and the Deferred Cash Consideration and each Convertible Note as defined in the Unaccredited Stock Purchase Agreements);

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:

Section 1. Defined Terms

“Company” shall mean Miller and Hilton, Inc a Utah corporation having its address at 2001 South 3480 West, Salt Lake City, Utah 84104 and in whose shares the Security Interest (as is defined in Section 2, the subject matter of this Agreement, is granted.

“Collateral” shall mean the Pledged Securities and all proceeds of the Pledged Securities.

“Code” shall mean the Uniform Commercial Code as in effect from time to time in Utah.

“Default” shall mean any of the following events described in Section 11 hereof.

“Obligations” shall mean (a) all principal of, and interest on, each Note including the Convertible Notes and any extension, renewal or replacement thereof, (b) liabilities of the Pledgor under this Agreement, and (c) all of the foregoing cases whether due or to become due, and whether now existing or hereafter arising or incurred.

“Pledged Securities” shall mean the shares of common stock in the capital of the Company evidenced by share certificate numbers […] and details of which are set forth in Annex [..] hereto and which is owned by the Pledgor.

Section 2. Pledge

To secure the due and punctual payment and performance of all the Obligations, the Pledgor hereby pledges to the Pledgees and grants to the Pledgees a security interest (the “Security Interest”) in the Collateral;

TO HAVE AND TO HOLD the Collateral, together with all rights, titles, interests, privileges and preferences appertaining or thereto, unto the Pledgees, its successors and assigns, forever, subject, however, to the terms, covenants and conditions hereafter set forth.

Section 3. Representations and Warranties.

(a)    The Pledgor represents and warrants as follows:

(i)     The Pledgor owns all of the Pledged Securities, free and clear of any liens, encumbrance, charge or security interest of any nature whatsoever, other than the Security Interest granted herein.

(ii)    All shares of stock included in the Pledged Securities are duly authorized and validly issued, fully paid, non-assessable and subject to no options to purchase or similar rights of any person or entity.

(iii)    This Pledge Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes a valid and binding obligation of the Pledgor. Upon delivery of the Pledged Securities to the Pledgees hereunder, the Pledgees will have valid and perfected security interests in the Collateral subject to no prior lien. No registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of this Pledge Agreement, or necessary for the validity or enforceability hereof or for the perfection of the security interests granted herein. The execution, delivery, performance and enforcement of this Pledge Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Pledgor or the Company or any person controlling the Company or the Pledgor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Pledgor or the Company or any person controlling the Pledgor or result in the creation or imposition of any lien (other than the security interests granted herein) upon any asset of the Pledgor or the Company.

(b)    Each Pledgee, severally and not jointly, represents and warrants as follows:

(i)     Such Pledgee has the power and authority and the legal right to execute and deliver and perform its obligations under this Agreement and has taken all necessary action appropriate to its form of organization to authorize such execution, delivery and performance.

(ii)    This Agreement constitutes a legal, valid and binding obligation of such Pledgee.

(iii)   The execution, delivery, performance and enforcement of this Pledge Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or any provision of its organizational documents, judgment, injunction, order, decree or other instrument binding upon such Pledgee. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of such Pledgee to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Agreement. There are no actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to it, would have a material adverse effect on its business, operations, property or condition (financial or otherwise) or on its ability to perform its obligations hereunder.

Section 4. Delivery of Pledged Securities.

Upon execution of this Agreement, the certificates evidencing all of the Pledged Securities shall be delivered to the Pledgees by the Pledgor pursuant hereto shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, and accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Pledgees.

Section 5. Further Assurances.

The Pledgor will, at its expense and in such manner and form as the Pledgees may reasonably require or may deem advisable, execute, deliver all further instruments and documents and take all further action that may be necessary, advisable or that the Pledgees may reasonably request for the purpose of perfecting and protecting the Security Interest or to enable the Pledgees to exercise and enforce its rights and remedies hereunder with respect to any Collateral including, but not limited to, the filing of financing statements with the Utah Department of Commerce, Division of Corporations and Commercial Code.

Section 8. Right to Receive Distributions on Collateral.

Unless a Default shall have occurred and be continuing, the Pledgor shall have the right to receive and to retain all dividends, interest and other payments and distributions made upon or with respect to the Collateral.

Section 9. Right to Vote Pledged Securities.

Unless a Default shall have occurred and be continuing, the Pledgor shall have the right to vote and to give consents, ratifications and waivers with respect to the Collateral.

If a Default shall have occurred and be continuing, the Pledgees shall have the right to the extent permitted by law, and the Pledgor shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and take any other action with respect to all the Pledged Securities with the same force and effect as if the Pledgees were the absolute and sole owner thereof

Section 10. General Authority

The Pledgor hereby irrevocably appoints the Pledgees its true and lawful attorney, with full power of substitution, for the sole use and benefit of the Pledgees, to the extent permitted by law to exercise, at any time and from time to time while Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

(a)    to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b)    to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto, and

(c)    to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Pledgees were the absolute owner thereof;

provided that the Pledgees shall give the Pledgor not less than thirty (30) days’ prior written notice of the time and place of a sale or other intended disposition of any of the Collateral.

Section 11. Default.

(a)    The occurrence of any of the following shall constitute a Default hereunder: (i) the failure of the Pledgor to pay when due of any of the Obligations after taking into consideration any applicable cure periods; (ii) any representation or warranty of the Pledgor contained herein or given pursuant hereto shall be untrue in any material respect; (iii) the Pledgor shall fail to perform any material agreement of the Pledgor contained herein; (iv) or the Company becomes insolvent or it is unable to pay its debts as they fall due; (v) make an assignment for benefit of creditors, institute any insolvency or bankruptcy proceeding, or any involuntary proceeding shall be instituted against the Company in insolvency or bankruptcy and such involuntary proceeding shall be consented to or acquiesced in by the Pledgor or shall not have been dismissed within thirty (30) days after the same shall have been instituted, or a receiver shall be appointed for any part of the Company’s property and said receivership shall be consented to or acquiesced in by the Pledgor or shall continue for a period of thirty (30) consecutive days.

(b)    Upon the occurrence of a Default and following the Pledgees giving written notice of the Default to the Pledgor and after, in the case of clauses (a)(ii) and (a)(iii) only, the expiry of a 30 day cure period the Pledgor has failed to remedy the Default, the Pledgees may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Code(whether or not the Code applies to the affected Collateral) and may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Pledgees’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Creditor may reasonably believe are commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to the Pledgor of the time and place of any public sale or the time after which ay private sale is to be made shall constitute reasonable notification.

(c)    The Pledgor agrees that in any sale of any of the Collateral whenever a Default hereunder shall have occurred and be continuing, the Pledgees is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Pledgees be liable nor accountable to the Pledgor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

Section 12. Termination of the Security Interest and Release of Collateral.

Upon the repayment in full of the Obligations, the Security Interest shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Pledgees will, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination or the release of such Collateral.

Section 13. Notices.

All notices, communications and distributions hereunder shall be given or made as to the Pledgor or the Pledgees, to it at its address or telefax number set forth on the signature pages hereof, or at such other address as the addressee may hereafter specify. All notices, requests and other communications shall be in writing when delivered at the address specified in this Section.

Section 14. Waivers, Non-Exclusive Remedies.

This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only expressly in writing signed by the parties hereto. A waiver so signed shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to either of the parties. All rights and remedies of either of the parties hereto shall be cumulative and may be exercised singly in any order or sequence, or concurrently, at the Pledgees’ or Pledgor’s option, as the case may be, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

Section 15. Changes in Writing.

Neither this Pledge Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

Section 16. Utah Law.

This Pledge Agreement shall be construed in accordance with and governed by the internal laws of the State of Utah, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than Utah are governed by the laws of such jurisdiction.

Section 17. Severability.

If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Pledgor in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

C.O.G. acknowledges that Pledgor was formed for, amongst other purposes, the purchasing the Shares, and as an inducement to Pledgee to enter in to this Agreement, C.O.G. hereby agrees to guarantee the performance of all of Pledgor’s obligations under this Agreement and any documents, instruments, agreements and understandings related hereto. In the event of any dispute arising out of or in connection with this guaranty, the non-prevailing party shall pay the reasonable legal fees incurred by the prevailing party in connection with such suit.

CODAOCTOPUS GROUP, INC.

By:
Name: Jason Reid Title: President

ANNEX TO STOCK PLEDGE AGREEMENT

Identification of the Pledged Securities

Name of Issuer	Class	Certificate Number	Number of Shares

Schedule 9 Apportionment of Purchase Price

Seller´s name, address and fax number	No. of Sale Shares	1. Cash Consideration 2. Deferred Cash Consideration	Number of Coda Consideration Shares
Mr. Brent Miller	316	1. $628,855.70 2. $550,248.80	451,990
Mr. Craig Adamson	11	1. $21,890.55 2. 19,154.23	15,733.83
Mr. James Adamson	5	1. $9,950.24 2. $8,706.46	7,151.74
Mr Scott DeBo	40	1. $79,601.99 2. $69,651.74	57,213.93

Schedule 10 Property